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                                                                  EXHIBIT 2.1








                            STOCK PURCHASE AGREEMENT

                                      AMONG

                         POWERHOUSE TECHNOLOGIES, INC.,

                     IGT ONLINE ENTERTAINMENT SYSTEMS, INC.

                                       AND

                          SCIENTIFIC GAMES CORPORATION

                                   DATED AS OF

                               SEPTEMBER 11, 2003




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                                TABLE OF CONTENTS
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ARTICLE I             PURCHASE AND SALE OF THE SHARES............................................................1

         1.1      Purchase and Sale of the Shares................................................................1

         1.2      Consideration for the Shares...................................................................1

         1.3      Closing........................................................................................1

         1.4      Post-Closing Adjustments.......................................................................2

         1.5      Closing Balance Sheet..........................................................................2

ARTICLE II            REPRESENTATIONS AND WARRANTIES OF SELLER...................................................4

         2.1      Organization; Subsidiaries.....................................................................4

         2.2      Authority; Enforceability......................................................................4

         2.3      Ownership of Capital Stock.....................................................................5

         2.4      No Breach......................................................................................5

         2.5      Brokers........................................................................................6

         2.6      Financial Statement; Liabilities...............................................................6

         2.7      Consents.......................................................................................6

         2.8      Actions and Proceedings........................................................................7

         2.9      Taxes and Tax Returns..........................................................................7

         2.10     Title to Property; Condition...................................................................8

         2.11     Intellectual Property..........................................................................9

         2.12     Compliance with Legal Requirements; Permits...................................................11

         2.13     Employment Matters............................................................................11

         2.14     Environmental Matters.........................................................................13

         2.15     Permits.......................................................................................13

         2.16     Contracts.....................................................................................14

         2.17     Affiliate Transactions........................................................................15

         2.18     Insurance.....................................................................................16

         2.19     Bank Accounts.................................................................................16

         2.20     Accounts Receivable...........................................................................17

         2.21     Books and Records.............................................................................17

         2.22     Absence of Certain Business Practices.........................................................17

         2.23     Restrictions on Business Activities...........................................................17

         2.24     Suppliers and Customers.......................................................................17

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                                TABLE OF CONTENTS
                                   (CONTINUED)
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         2.25     No Other Representations or Warranties........................................................17

         2.26     Investigations................................................................................18

ARTICLE III           REPRESENTATIONS AND WARRANTIES OF PURCHASER...............................................18

         3.1      Organization; Authority and Enforceability....................................................18

         3.2      No Breach.....................................................................................18

         3.3      Consents......................................................................................19

         3.4      Brokers.......................................................................................19

         3.5      Actions and Proceedings.......................................................................19

         3.6      Acquisition of Shares.........................................................................19

         3.7      Adequate Financing............................................................................19

ARTICLE IV            COVENANTS OF SELLER.......................................................................20

         4.1      Conduct of Business...........................................................................20

         4.2      Access and Confidentiality....................................................................22

ARTICLE V             ADDITIONAL AGREEMENTS.....................................................................23

         5.1      Further Actions...............................................................................23

         5.2      Certain Notifications.........................................................................23

         5.3      Tax Matters...................................................................................23

         5.4      Employee and Employee Benefit Matters.........................................................26

         5.5      Contribution of Assets; Cancellation of Obligations...........................................27

         5.6      Audited Financials............................................................................27

         5.7      Press Releases; Public Announcements..........................................................27

         5.8      Name of Company...............................................................................28

         5.9      Noncompetition................................................................................28

         5.10     Financing.....................................................................................29

         5.11     ISRA Compliance...............................................................................29

         5.12     Intellectual Property and Other Agreements....................................................30

ARTICLE VI            CONDITIONS PRECEDENT TO CLOSING...........................................................30

         6.1      Conditions Precedent to Obligations of Purchaser..............................................30

         6.2      Conditions Precedent to Obligations of Seller.................................................32

ARTICLE VII           TERMINATION...............................................................................33

         7.1      Grounds for Termination.......................................................................33


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                                TABLE OF CONTENTS
                                   (CONTINUED)
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         7.2      Effect of Termination.........................................................................33

         7.3      Termination Fee...............................................................................34

ARTICLE VIII          MISCELLANEOUS.............................................................................34

         8.1      Survival of Representations and Warranties....................................................34

         8.2      Costs and Expenses............................................................................34

         8.3      Notices.......................................................................................34

         8.4      Counterparts..................................................................................36

         8.5      Entire Agreement..............................................................................36

         8.6      Governing Law.................................................................................36

         8.7      No Third Party Rights; Assignment.............................................................36

         8.8      Waivers and Amendments........................................................................36

         8.9      Interpretation................................................................................37

         8.10     Agreement to Indemnify........................................................................37

         8.11     Conditions of Indemnification.................................................................38

         8.12     Amount of Indemnification.....................................................................39

         8.13     Severability..................................................................................39

         8.14     Failure or Indulgence Not Waiver; Remedies Cumulative.........................................39

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                             INDEX OF DEFINED TERMS

         The following terms have the respective meanings specified in the indicated Sections of the Agreement:

           TERM                                              AGREEMENT SECTION
           ----                                              -----------------
           Adjusted Purchase Price                           1.2
           Affiliate                                         2.17(c)
           Agreement                                         Recitals
           Allocation Schedule                               5.3(i)
           Associate                                         2.17(c)
           Business                                          5.9(a)
           CERCLA                                            2.14
           Claims                                            8.10(b)
           Closing                                           1.3(a)
           Closing Balance Sheet                             1.5(a)
           Closing Date                                      1.3(a)
           Code                                              2.13(b)
           Company                                           Recitals
           Company Benefit Plans                             2.13(b)
           Company Intellectual Property                     2.11(d)
           Confidentiality Agreement                         4.2
           Consent                                           2.7
           Contracts                                         2.4(b)
           Copyrights                                        2.11(a)
           Damages                                           8.10(a)
           Dispute Notice                                    1.5(b)
           Domain Names                                      2.11(a)
           Effective Additional Contracts                    1.2
           Environmental Laws                                2.14
           ERISA                                             2.13(b)
           ERISA Affiliate                                   2.13(b)
           Expiration Date                                   8.1
           Financial Statements                              2.6(a)
           GAAP                                              1.4
           Governmental Authority                            2.4(c)
           Hazardous Materials                               2.14
           HSR Act                                           2.7
           IGT                                               5.5(b)
           Independent Accounting Firm                       1.5(b)
           Initial Purchase Price                            1.2
           Intellectual Property                             2.11(a)
           IP Agreements                                     5.12(a)
           Judgments                                         2.4(c)
           Laws                                              2.4(c)
           Liability, Liabilities                            2.6(b)

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           TERM                                              AGREEMENT SECTION
           ----                                              -----------------
           License                                           2.11(c)
           License Agreement                                 8.5
           Liens                                             1.1
           Material Adverse Effect                           2.4
           Material Contracts                                2.16(a)
           Patents                                           2.11(a)
           Permits                                           2.4(b)
           Permitted Encumbrances                            2.10(b)
           Post-Closing Adjustment                           1.4
           Proceeding(s)                                     2.8
           Protocol License                                  5.12(b)
           PTO                                               2.11(f)
           Purchaser                                         Recitals
           Purchaser Benefit Plans                           5.4(a)
           Purchaser Claims                                  8.10(a)
           Purchaser Disclosure Schedule                     Article III
           Purchaser Group                                   8.10(a)
           Purchaser Indemnification Cap                     8.10(b)
           Purchaser Indemnification Deductible              8.10(b)
           Purchaser Representations                         4.2
           Purchaser's Auditor                               1.5(a)
           Releases                                          2.14
           Section 338(h)(10) Elections                      5.3(i)
           Section 5.12 Agreements                           5.12(d)
           Seller                                            Recitals
           Seller Benefit Plans                              5.4(c)
           Seller Claims                                     8.10(b)
           Seller Disclosure Schedule                        Article II
           Seller Group                                      8.10(b)
           Seller Indemnification Cap                        8.10(a)
           Seller Indemnification Deductible                 8.10(a)
           Seller's Auditor                                  1.5(a)
           Shares                                            Recitals
           Software                                          2.11(a)
           Target Working Capital                            1.4
           Tax Returns                                       2.9(a)
           Taxes                                             2.9(a)
           Termination Fee                                   7.3
           TM Agreement                                      5.12(a)
           Trademarks                                        2.11(a)
           Trade Secrets                                     2.11(a)
           VLC                                               5.5(a)
           VLC Services                                      5.12(c)
           VLC Services Contract                             5.12(d)
           WARN                                              5.4(d)

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           Working Capital                                   1.4
           Working Capital Calculation Statement             1.5(a)

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        STOCK PURCHASE AGREEMENT ("AGREEMENT"), dated as of September 11, 2003, among Powerhouse Technologies, Inc., a corporation organized under the laws of Delaware ("SELLER"), IGT Online Entertainment Systems, Inc., a corporation organized under the laws of Delaware (the "COMPANY"), and Scientific Games Corporation, a corporation organized under the laws of Delaware ("PURCHASER").

         WHEREAS, Seller is the record and beneficial owner of all of the outstanding shares of capital stock of the Company (the "SHARES");

         WHEREAS, Seller desires to sell and Purchaser desires to purchase the Shares;

         NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and undertakings contained or referred to in this Agreement, the parties hereby agree as follows:

                                   ARTICLE I
                         PURCHASE AND SALE OF THE SHARES

         1.1 PURCHASE AND SALE OF THE SHARES. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined in Section 1.3(a) below), Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, all of Seller's right, title and interest in and to the Shares, free and clear of all liens, mortgages, charges, security interests, burdens, encumbrances or other restrictions or limitations of any nature whatsoever ("LIENS").

         1.2 CONSIDERATION FOR THE SHARES. The aggregate consideration to be paid by Purchaser for the Shares shall be One Hundred Forty Three Million Dollars ($143,000,000) (the "INITIAL PURCHASE PRICE"), plus or minus the Post Closing Adjustment (as defined below) (the Initial Purchase Price as so adjusted being the "ADJUSTED PURCHASE PRICE"); provided, however, that the Initial Purchase Price shall be reduced to (i) One Hundred Forty Two Million Dollars ($142,000,000) if the Closing Date (as defined below) occurs after December 1, 2003, (ii) One Hundred Forty One Million Dollars ($141,000,000) if the Closing Date occurs after January 1, 2004, and (iii) One Hundred Forty Million Dollars ($140,000,000) if the Closing Date occurs after February 1, 2004. The payment of the Initial Purchase Price and any Post Closing Adjustment shall be made in cash by wire transfer of immediately available funds to an account designated in writing by the Seller or the Purchaser in the case of a Post Closing Adjustment payable to the Purchaser. Any Post Closing Adjustment shall be paid at the time set forth in Section 1.4.

         1.3 CLOSING.

         (a) The closing of the transactions contemplated in this Agreement (the "CLOSING") shall be held at 10:00 a.m. at the offices of O'Melveny & Myers LLP, 30 Rockefeller Plaza, New York, New York, on the second business day after each of the conditions set forth in Article VI of this Agreement (other than those conditions that are to be satisfied only at the Closing) shall have been fulfilled or waived in accordance herewith, or at such other time, date or place as the parties hereto may agree. The date on which the Closing occurs is referred to as the "CLOSING DATE."

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         (b) At the Closing (i) the parties shall exchange the documents referred to in Article VI; (ii) Seller shall deliver to Purchaser certificates for all of the Shares, duly endorsed for transfer or accompanied by duly executed stock powers or stock transfer forms sufficient to convey to Purchaser title to the Shares; and (iii) Purchaser shall pay to Seller the Initial Purchase Price by wire transfer of immediately available funds, to an account identified by Seller to Purchaser in writing no later than two (2) business days prior to the Closing.

         1.4 POST-CLOSING ADJUSTMENTS. The Initial Purchase Price is based on the Company having Working Capital (as defined below) of $0 (the "TARGET WORKING CAPITAL"). Any difference between the Target Working Capital and the Working Capital shall be an adjustment to the Initial Purchase Price (the "POST-CLOSING ADJUSTMENT"). The Adjusted Purchase Price shall be the Initial Purchase Price adjusted by the Post-Closing Adjustment, in the following manner: in the event that the Working Capital is greater than the Target Working Capital, the Adjusted Purchase Price shall be equal to the Initial Purchase Price plus the Post-Closing Adjustment, and Purchaser shall pay the amount of the Post-Closing Adjustment to Seller and in the event that the Working Capital is less than the Target Working Capital, the Adjusted Purchase Price shall be equal to the Initial Purchase Price minus the Post-Closing Adjustment, and Seller shall pay the amount of the Post-Closing Adjustment to Purchaser, in each case calculated in accordance with the provisions of Section 1.5 of this Agreement. Any such payments shall be made within two (2) business days following agreement by Purchaser and Seller on the Working Capital Calculation Statement (as defined in
Section 1.5). "WORKING CAPITAL" means the Company's current assets (excluding any current asset for which a current liability was incurred to acquire such asset provided such current liability is excluded from current liabilities in the calculation of Working Capital) minus its current liabilities (excluding any current Liability representing capital lease obligations or indebtedness incurred to finance capital expenditures identified on Section 4.1 of the Seller Disclosure Schedule) as of the Closing Date determined in accordance with United States generally accepted accounting principles ("GAAP"). For purposes of the calculation of Working Capital hereunder, the remaining balance (as calculated in accordance with GAAP) as of the Closing Date of the accrued lease restructuring reserve reflected on the balance sheet of the Company as of July 31, 2003 shall be treated as a current liability.

         1.5 CLOSING BALANCE SHEET.

         (a) The Purchaser shall cause to be prepared the balance sheet of the Company as of the Closing Date (the "CLOSING BALANCE Sheet"). No later than the later of (i) sixty (60) days following the Closing Date and (ii) ten (10) days following the Purchaser's receipt of the audited financial statements as of and for the twelve (12) month period ended September 27, 2003, Purchaser shall deliver the Closing Balance Sheet to Seller, which Closing Balance Sheet shall be prepared and presented consistent with GAAP, applied on a consistent basis with the preparation of the Financial Statements (as defined in Section 2.6), and which shall be accompanied by a statement documenting the calculation of the Working Capital ("WORKING CAPITAL CALCULATION STATEMENT"). The Closing Balance Sheet and Working Capital Calculation Statement may be reviewed, at the option of Seller, by Deloitte & Touche LLP, independent public accountants of Seller ("SELLER'S AUDITOR"), who will be afforded full access to all books and records of the Company.


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         (b) Unless Seller disputes the Closing Balance Sheet or the Working
Capital Calculation Statement pursuant to this Section 1.5(b), the Closing Balance Sheet and the Working Capital Calculation Statement delivered by Purchaser to Seller shall be final, binding and conclusive on Seller and Purchaser. Seller may dispute any item shown on the Closing Balance Sheet or the Working Capital Calculation Statement by sending written notice (a "DISPUTE NOTICE") to Purchaser within thirty (30) days of the receipt of the Closing Balance Sheet and Working Capital Calculation Statement. The Dispute Notice shall identify each disputed item on the Closing Balance Sheet or the Working Capital Calculation Statement, as applicable, specify the amount of such dispute and set forth the basis for such dispute. In the event of such a dispute, Seller and Purchaser shall attempt in good faith to resolve their differences, and any resolution by them as to any disputed items shall be final, binding and conclusive on Seller and Purchaser. If Seller and Purchaser are unable to reach a resolution of all of their differences within thirty (30) days after Seller delivers the Dispute Notice to Seller, then Seller and Purchaser shall promptly submit any remaining disputed items to PricewaterhouseCoopers or any other accounting firm of international reputation mutually acceptable to Seller and Purchaser (the "INDEPENDENT ACCOUNTING FIRM"). If any remaining disputed items are submitted to the Independent Accounting Firm for resolution (i) each party will furnish to the Independent Accounting Firm such workpapers and other documents and information relating to the remaining disputed items as the Independent Accounting Firm may request and are available to such party, and each party will be afforded the opportunity to present to the Independent Accounting Firm any material relating to the disputed items and to discuss the resolution of the disputed items with the Independent Accounting Firm; (ii) each party will use its good faith best efforts to work with the other parties and the Independent Accounting Firm to resolve the disputed items within forty-five
(45) days after the submission of the disputed items to the Independent Accounting Firm; (iii) the determination by the Independent Accounting Firm, as set forth in a written notice to Seller and Purchaser, shall be final, binding and conclusive on Seller and Purchaser; and (iv) the fees and disbursements of the Independent Accounting Firm shall be allocated between Seller and Purchaser so that Seller pays for the percentage of such fees and disbursements equal to the ratio that the amount of the disputed items submitted to the Independent Accounting Firm that is unsuccessfully disputed by Seller (as finally determined by the Independent Accounting Firm) bears to the total amount of all disputed items submitted to the Independent Accounting Firm, and Purchaser shall pay the balance of such fees and disbursements.

         (c) The Closing Balance Sheet and the Working Capital Calculation Statement shall be deemed to be final, binding and conclusive on Seller and Purchaser upon the earliest of (i) the failure of Seller to notify Purchaser of a dispute within thirty (30) days after the receipt of the Closing Balance Sheet and the Working Capital Calculation Statement; (ii) the resolution of all disputes by Seller and Purchaser; and (iii) the resolution of all disputes by the Independent Accounting Firm.

         (d) Seller and Purchaser shall use commercially reasonable efforts to cause the Independent Firm to render its decision as soon as is reasonably practicable, including, without limitation, prompt compliance with all reasonable requests by the Independent Firm for information, papers, books, records and the like; provided that Seller and Purchaser agree that the purpose of retention of the Independent Firm shall not include the conduct of its own independent audit of the Closing Balance Sheet, but rather shall be limited to resolving the issues


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presented to it and matters related thereto. All decisions of the Independent
Firm with respect to the Closing Balance Sheet and the Working Capital Calculation Statement shall be final and binding upon both Seller and Purchaser.

         (e) The payment of any adjustment to the Initial Purchase Price required to be made pursuant to this Section 1.5 shall be made by Purchaser or Seller, as applicable, in immediately available funds by wire transfer to an account or accounts specified in writing by Purchaser or Seller within two (2) business days after the final and binding Closing Balance Sheet and Working Capital Calculation Statement become available.

                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         The disclosure schedule delivered by Seller to Purchaser on or before the date of this Agreement (the "SELLER DISCLOSURE SCHEDULE") shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II and the disclosure in any paragraph shall qualify other paragraphs in this Article II only to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other paragraphs. Seller represents and warrants to Purchaser that on the date hereof and as of the Closing Date (except in the case of any representation or warranty that by its terms is made as of a specified date, which shall be accurate only as of such specified date):

         2.1 ORGANIZATION; SUBSIDIARIES. Each of Seller and the Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. The Company is duly qualified, licensed or admitted to do business and is in good standing in those jurisdictions specified in Section 2.1 of the Seller Disclosure Schedule, which are the only jurisdictions in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except where a failure to be so qualified, licensed or admitted would not have a Material Adverse Effect (as defined in Section 2.4 below). Prior to the execution of this Agreement, Seller has delivered to Purchaser true and complete copies of the stock register, minutes, articles of incorporation and bylaws, or other comparable organizational documents of the Company, as in effect on the date hereof. The Company does not own beneficially, directly or indirectly, any equity securities or similar interests of any corporation, association, joint-stock company, limited liability company, business trust or unincorporated organization, or any interest in any partnership or joint venture of any kind.

         2.2 AUTHORITY; ENFORCEABILITY. Each of Seller and the Company has the corporate power and authority to enter into this Agreement and to carry out its respective obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions provided for hereby have been duly authorized by the Board of Directors of each of Seller and the Company and no other corporate proceeding on the part of Seller or the Company is necessary to authorize the execution or delivery of this Agreement or the consummation of any of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Seller and the Company and, assuming due authorization, execution and delivery by Purchaser, constitutes a legal, valid and binding obligation of each of Seller and the Company, enforceable against each of them in accordance with its terms, except as such enforceability may

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be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or law).

         2.3 OWNERSHIP OF CAPITAL STOCK.

         (a) The authorized capital stock of the Company consists of 3,000 shares of common stock, $0.01 par value per share, of which 100 shares are currently issued and outstanding. The Shares constitute all of the outstanding shares of capital stock of the Company. All of the Shares (i) are duly authorized, validly issued, fully paid and nonassessable and (ii) are, and when issued were, free of preemptive rights. Seller owns beneficially and of record, and has good and marketable title to, all of the Shares, free and clear of all Liens. At the Closing, Seller shall transfer to, and Purchaser will own, the Shares free and clear of any and all Liens.

         (b) There are not authorized or outstanding any subscriptions, options, conversion rights, warrants or other agreements, securities or commitments of any nature whatsoever (whether oral or written) obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any authorized or outstanding shares of the capital stock, or any securities convertible into or exchangeable for shares of capital stock, of the Company or obligating the Company to grant, extend or enter into any such agreement or commitment. The Shares were issued in compliance with the certificate of incorporation and by-laws of the Company and in compliance with all applicable federal and state securities laws and were not issued in violation of the rights of any third party or entity.

         2.4 NO BREACH. Neither the execution and delivery of this Agreement nor the performance by Seller of its obligations hereunder nor the consummation of the transactions provided for hereby does or will except as set forth in Section
2.4 of the Seller Disclosure Schedule:

         (a) conflict with or violate any provision of the articles of incorporation or bylaws of Seller or the Company;

         (b) violate, conflict with or result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give rise to rights of termination, acceleration, amendment or cancellation of, or result in the creation of a lien or encumbrance on (including a right to purchase) any of the properties or assets of the Company pursuant to, any contracts, agreements, commitments, undertakings, leases, licenses, mortgages, bonds, notes or other instruments ("CONTRACTS") or any permits, authorizations, approvals, registrations, easements, consents, certificates, orders, approvals or licenses granted by or obtained from any governmental, administrative or regulatory authority ("PERMITS") to which Seller or the Company is a party or by which either of them or any of their respective properties or assets are bound; or

         (c) conflict with or constitute a violation by Seller or the Company of any laws, rules or regulations ("LAWS") of any governmental, administrative or regulatory authority ("GOVERNMENTAL AUTHORITY") or any judgments, orders, rulings or awards ("JUDGMENTS") of any court, arbitrator or other judicial authority or any Governmental Authority,

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except in the case of (b) or (c) for any such matters that would not, either individually or in the aggregate, have a material adverse effect on the condition (financial or otherwise), business, liabilities, assets or results of operations of the Company or on the ability of Seller to perform its obligations under this Agreement (a "MATERIAL ADVERSE EFFECT").

         2.5 BROKERS. No person has acted directly or indirectly as a broker, finder, consultant, intermediary or financial advisor for Seller or the Company in connection with the transactions contemplated hereby and no person is entitled to any fee or commission or like payment from Seller or the Company in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of Seller or the Company.

         2.6 FINANCIAL STATEMENT; LIABILITIES.

         (a) Seller has delivered to Purchaser copies of the unaudited balance sheet and statement of income of the Company at and for (i) the nine months ended September 30, 2002, (b) the quarter ended December 30, 2002, and (iii) the seven months ended July 31, 2003 (the "FINANCIAL STATEMENTS"). The Financial Statements fairly present in conformity with GAAP, applied on a consistent basis, the financial condition of the Company as of their respective dates and the results of its operations and changes in financial condition for the respective periods covered thereby.

         (b) As of July 31, 2003, the Company did not have any material liabilities, debts or obligations of any nature (whether absolute, accrued, contingent or otherwise) required by GAAP to be reflected in its financial statements (collectively, "LIABILITIES" and individually, a "LIABILITY"), that were not reflected or reserved against in the balance sheet of the Company as of July 31, 2003. Since July 31, 2003, the Company has not incurred any Liability except (i) Liabilities which would be reflected as current Liabilities on the Closing Balance Sheet, (ii) Liabilities permitted to be incurred pursuant to
Section 4.1, and (iii) Liabilities incurred in the ordinary course of business consistent with past practices and which are not material to the financial condition of the Company.

         (c) Since July 31, 2003, the Company has conducted its business only in the ordinary and usual course in substantially the same manner as previously conducted, has not taken any of the actions described in subparagraphs (e) through (r) of Section 4.1 of this Agreement and has not undergone or suffered any change in its financial condition or results of operations that has had a Material Adverse Effect.

         2.7 CONSENTS. Except as set forth in Section 2.7 of the Seller Disclosure Schedule, no consent, waiver, approval, authorization, registration, license or declaration of or by, or filing with, any Governmental Authority or any third party (a "CONSENT") is required to be made or obtained by Seller or the Company in connection with the execution and delivery of this Agreement or the consummation of any of the transactions provided for hereby, except for (a) the filing with the Federal Trade Commission and the Antitrust Division of the Department of Justice of a premerger notification and report form by Seller under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR ACT"),
(b) the required gaming and lottery approvals set forth in Section 2.7 of the Seller Disclosure Schedule, and (c) such other consents,

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approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not have a Material Adverse
Effect.

         2.8 ACTIONS AND PROCEEDINGS. Except as set forth in Section 2.8 of the Seller Disclosure Schedule, there is no action, suit, claim or legal, administrative, arbitration or other alternative dispute resolution proceeding or investigation (each, a "PROCEEDING" and collectively, "PROCEEDINGS") pending or, to the best knowledge of the Company or Seller, threatened against the Company that would reasonably be expected to have a Material Adverse Effect. All Proceedings pending against the Company as of the date hereof are set forth in
Section 2.8 of the Seller Disclosure Schedule. Except as set forth in Section
2.8 of the Seller Disclosure Schedule, no Proceedings have been pending against the Company within the last two years seeking liquidated damages in connection with any lottery contracts and within the last two years the Company has not paid or been ordered to pay any such damages to any party in connection with any such Proceedings or otherwise.

         2.9 TAXES AND TAX RETURNS. Except as set forth in Section 2.9 of the Seller Disclosure Schedule:

         (a) (i) The Company has filed on a timely basis all returns, forms, declarations, information returns or statements and reports in respect of Taxes ("TAX RETURNS") for which the Company was liable, taking into account all validly obtained extensions to file such Tax Returns, and all such Tax Returns are true, correct and complete in all material respects; (ii) all material Taxes required to be paid by the Company or for which the Company was liable that were due and payable prior to the date hereof have been paid, and the most recent Financial Statements reflect adequate reserves in accordance with GAAP for all Taxes accrued but not yet payable by the Company for all taxable periods and portions thereof through the date of such Financial Statements; (iii) there are no actual, pending or, to the knowledge of the Company or Seller, threatened federal, state, local or foreign audits, claims, proceedings, litigations or investigations relating to Taxes for which the Company may become liable; (iv) no deficiencies for any Taxes have been asserted or assessed against the Company that have not been resolved or paid in full; (v) the Company has not executed any waivers or extensions of any applicable statute of limitations to assess any Taxes; (vi) there are no private letter rulings in respect of any Taxes pending between the Company or Seller and any taxing authority regarding the Company;
(vii) all material elections with respect to Taxes made by the Company or by Seller on behalf of the Company as of the date hereof are set forth in Section
2.9 of the Seller Disclosure Schedule and (viii) the Company is not a party to any joint venture, partnership or other arrangement which could be treated as a partnership for federal income tax purposes. "TAXES" means all federal, state, local or foreign income, gross receipts, transfer, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, withholding, unemployment, payroll, occupation, premium, environmental (including taxes under 459A of the code), customs duties, capital stock, profits, social security, disability, estimated, alternative or add-on minimum tax or similar taxes of any kind, including any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties and includes any liability for Taxes, as defined above, imposed pursuant to Treasury Regulation ss.1.1502-6 or any similar provision of state, local, or foreign law.

         (b) There is no contract or intercompany account system in existence under which the Company has an obligation to contribute to the payment of any portion of any Taxes determined on a consolidated or unitary basis with respect to the affiliated group of corporations of which Seller is the parent. The Company is not liable for Taxes of any other person or entity (other than as a result of being a member of the consolidated group of which Seller is the parent), and is not currently under any contractual obligation to indemnify any other person or entity with respect to Taxes, or a party to any tax sharing agreement or any other agreement providing for payments by the Company with respect to Taxes. To the knowledge of Seller, there are no outstanding powers of attorney enabling any party to represent the Company with respect to Tax matters.

         (c) There are no Liens for Taxes upon the assets of the Company, except for statutory Liens for current Taxes not yet due and payable.

         (d) The Company is not a party to any agreement, contract, arrangement, or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code (or any corresponding provision of state, local, or foreign law).

         (e) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) installment sale or open transaction disposition made on or prior to the Closing Date; or (D) prepaid amount received on or prior to the Closing Date.

         (f) The Company has not entered into any sale leaseback or any leveraged lease transactions.

         (g) The Company has no outstanding obligations the interest on which (including any original issue discount as defined by Section 1273 of the Code) is not deductible, in whole or in part, for tax purposes.

         (h) Section 2.9 of the Seller Disclosure Schedule contains a complete and accurate list of all jurisdictions in which the Company is required to file any Tax Returns, and, to the knowledge of Seller, no claim has been made by a taxing authority in a jurisdiction where the Company does not currently file Tax Returns that the Company is or may be subject to taxation by such jurisdiction.

         2.10 TITLE TO PROPERTY; CONDITION.

         (a) The Company owns no real property. Section 2.10 of the Seller Disclosure Schedule contains a complete list as of the date hereof by address of all real property leased, operated or used by the Company, indicating the nature of the Company's interest therein. No condemnation, expropriation, eminent domain or similar proceeding affecting all or any material portion of any such real property is pending or, to the knowledge of the Company or Seller, threatened.

         (b) Except as set forth in Section 2.10(b) of the Seller Disclosure Schedule, the Company has good title to, or a valid leasehold or other interest in, all of the material properties and assets, real and personal, tangible and intangible (other than Intellectual Property), it owns, or purports to own, leases or uses in its business, including those reflected in its books and records, free and clear of any and all Liens, except for Permitted Encumbrances. Except as set forth in Section 2.10(b) of the Seller Disclosure Schedule, none of such properties or assets (other than Intellectual Property) is subject to any sublease, sublicense or other agreement pursuant to which the Company has granted to any other person or entity any right to the use, occupancy or enjoyment of such property or any portion thereof. "PERMITTED ENCUMBRANCES" means any Liens that (i) are listed in Section 2.10(b) of the Seller Disclosure Schedule, (ii) Liens for taxes not yet due and payable, (iii) statutory liens or other liens imposed by law, incurred in the ordinary course of business, and securing payment of obligations which are not yet delinquent or (iv) other Liens which do not materially impair the value of the property subject to the Lien or the use of the property subject to the Lien in the ordinary conduct of the business of the Company. The Company has made available to Purchaser a copy of all of its material real property and personal property leases as of the date hereof.

         (c) The material properties and assets owned, leased or used by the Company in the conduct or operation of its business are in good operating condition and repair, subject to normal wear and tear, and are suitable for the purposes for which they are presently used. The properties and assets (other than Intellectual Property) owned by or licensed or leased to the Company constitute all of the properties and assets (other than Intellectual Property) currently used in the conduct and operation of the business as currently conducted.

         2.11 INTELLECTUAL PROPERTY.

              (a) The "INTELLECTUAL PROPERTY" means:

              (i) all domestic and foreign copyright interests in any original work of authorship, whether registered or unregistered, including but not limited to all copyright registrations or foreign equivalent, and all applications for registration or foreign equivalent ("COPYRIGHTS");

              (ii) all domestic and foreign patents, provisional patent applications, and patent applications ("PATENTS");

              (iii) all domestic and foreign trademarks, trade dress, service marks, trade names, logos, and all trademark registrations and applications for registration related to such trademarks (including, but not limited to intent to use applications) ("TRADEMARKS");

              (iv) all domain name registrations ("DOMAIN NAMES");

              (v) any trade secrets, formula, design, device, technology, know-how, research and development information, invention (whether patentable or not patentable), process or composition ("TRADE SECRETS"); and

              (vi) any computer programs, software programs or databases ("SOFTWARE").

         (b) Section 2.11(b) of the Seller Disclosure Schedule lists (i) all registered Trademarks, and all pending applications for Trademarks, owned by the Company or to be transferred to the Company pursuant to Section 5.5 hereof on or prior to the Closing Date; (ii) all registered Copyrights, and all pending applications for Copyrights, owned by the Company or to be transferred to the Company pursuant to Section 5.5 on or prior to the Closing Date; and (iii) all Domain Names owned by the Company. The Company owns no Patents.

         (c) Section 2.11(c) of the Seller Disclosure Schedule lists all (i) licenses by the Company to any person or entity of any Intellectual Property; and (ii) all licenses by any other person or entity to the Company of any Intellectual Property (except with respect to off-the-shelf software) (each a "LICENSE"). Each License identified in Section 2.11(c) of the Seller Disclosure
Schedule is a valid and binding obligation of the Company enforceable in accordance with its terms. With respect to each License, there is no material default (or event that with the giving of notice or passage of time would constitute a material default) by the Company, or to the knowledge of the Company or Seller, the other party thereto. There are no pending and, to the knowledge of the Company or Seller, no threatened claims or Proceedings with respect to any License.

         (d) To the knowledge of the Company and Seller, the Company owns or possesses licenses or other rights to use, all Intellectual Property used to conduct the business and operations of the Company as conducted as of the date hereof (the "COMPANY INTELLECTUAL PROPERTY"); provided, however, that, except as expressly provided in Section 5.8 hereof, neither Purchaser nor the Company shall have any rights to use the name of the Company or any Domain Names of the Company after the Closing Date.

         (e) Except as disclosed in Section 2.11(e) of the Seller Disclosure Schedule, to the knowledge of the Company or Seller, the Company has not been alleged to have, nor has Company, infringed upon or misappropriated any Intellectual Property of another person or entity. There are no pending, and to the knowledge of the Company or Seller, threatened claims or Proceedings contesting or challenging the Company Intellectual Property, or the Company's use of the Intellectual Property owned by another person or entity. To the Knowledge of the Company or Seller, no third party is infringing upon, misappropriating, or otherwise violating the Company's rights to the Company Intellectual Property.

         (f) To the knowledge of the Company or Seller, all registered Trademarks, and pending applications for Trademarks with the United States Patent and Trademark Office ("PTO") or any other country's trademark office, of the Company are currently in compliance with all procedural requirements (including the filing of affidavits of use and renewal applications as applicable).

         (g) To the knowledge of the Company or Seller, all registered Copyrights and pending applications for Copyrights of the Company are currently in compliance with all procedural requirements.

         2.12 COMPLIANCE WITH LEGAL REQUIREMENTS; PERMITS. The Company is currently conducting its businesses in compliance with, and is not in conflict with, or in default or violation of, any applicable Laws, Judgments and Permits, except to the extent such conflict, default or violation would not reasonably be expected to have a Material Adverse Effect.

         2.13 EMPLOYMENT MATTERS.

         (a) Section 2.13(a) of the Seller Disclosure Schedule sets forth all currently effective consulting, employment, independent contractor, leased employee and severance agreements of the Company with any present or former director, officer, employee or consultant, other than agreements terminable by the Company at will without material expense or liability to the Company (except for payments required by applicable Laws or in accordance with customary severance practices of the Company). No employees of the Company are covered by a collective bargaining agreement. Section 2.13(a) of the Seller Disclosure Schedule also sets forth an accurate and complete list of all severance plans, policies and agreements of the Company as applicable to any employee of the Company as in effect as of the date hereof.

         (b) Section 2.13(b) of the Seller Disclosure Schedule sets forth a list of each "employee welfare benefit plan" (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), "employee pension benefit plan" (as defined in Section 3(2) of ERISA) and each other bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs, agreements or arrangements, as amended, modified or supplemented, that currently is, or at any time since December 30, 2001 was, maintained, sponsored, contributed to, or required to be contributed to, by the Company or by any entity or trade or business, whether or not incorporated, which, with the Company, constitutes a group described in Sections 414(b), (c),
(m) or (o) of the Internal Revenue Code of 1986, as amended (the "CODE") (an "ERISA AFFILIATE") under which any present or former employee of the Company is or may become entitled to benefits or with respect to which the Company could reasonably be expected to have any material liability (collectively, the "COMPANY BENEFIT PLANS"). Each of the Company Benefit Plans is administered in material compliance with its terms and Laws, including ERISA and the Code.

         (c) Seller has made available to Purchaser copies of the agreements listed in Section 2.13(a) of the Seller Disclosure Schedule and copies of the plan documents evidencing the Company Benefit Plans listed in Schedule 2.13(b) of the Seller Disclosure Schedule.

         (d) No Company Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 of the Code.

         (e) No transaction or event has occurred with respect to any Company Benefit Plan that could subject the Company to a tax under Chapter 43 of the Code or to a penalty under Part 5 of Subtitle B of Title I of ERISA.

         (f) All contributions required to be made by the Company and its ERISA Affiliates to any Company Benefit Plan before the Closing Date have been or will be timely made before the Closing Date. Neither the Company nor any of its ERISA Affiliates has failed to make any contribution or payment to any Company Benefit Plan that has resulted in the imposition of a lien or the posting of a bond or other security under ERISA or the Code.

         (g) No Company Benefit Plan is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA and the Company has not incurred, directly or indirectly, any liability to any multiemployer plan that remains unsatisfied, and no facts exist under which any such liability would reasonably be expected to be incurred by the Company.

         (h) No Company Benefit Plan promises or provides medical or other welfare benefits to any director, officer, employee or consultant (or any of their beneficiaries) after their service with the Company terminates, other than as required by Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA, or any similar state laws.

         (i) With respect to each Company Benefit Plan, (i) neither the Company nor any other party in interest or disqualified person (as defined in Section 3(14) of ERISA and Section 4975 of the Code), has engaged in a transaction which reasonably would subject the Company, directly or indirectly, to a material tax, material penalty or other material liability for prohibited transactions under ERISA or Section 4975 of the Code and (ii) neither the Company, nor any fiduciary of any Company Benefit Plan has breached any of the responsibilities or obligations imposed upon fiduciaries under Title I of ERISA, except for such breach which would not reasonably be expected to result in any material liability to the Company.

         (j) Each Company Benefit Plan which is intended to be qualified under
Section 401(a) of the Code is the subject of a favorable determination letter from the Internal Revenue Service, and nothing has occurred which reasonably would result in the disqualification of any such plan.

         (k) All contributions required to be made by the Company with respect to any Company Benefit Plan have been made or accrued on the Company's financial statements on or before their due dates (including any extensions thereof).

         (l) Other than routine claims for benefits made in the ordinary course of the operation of the Company Benefit Plans, there are no pending or, to the knowledge of the Company or Seller, threatened claims, investigations or causes of action with respect to any Company Benefit Plan, whether made by a participant or beneficiary of such a plan, a governmental agency or otherwise, against the Company, any Company director, officer or employee, any Company Benefit Plan or any fiduciary of a Company Benefit Plan that would reasonably be expected to result in a material liability to the Company.

         (m) No leased employees perform services for the Company. There are no complaints, charges or claims against the Company pending or, to the knowledge of the Company or Seller, threatened to be brought by or filed with any Governmental Authority based on, arising out of, in connection with or otherwise relating to the classification of any individual by the Company as an independent contractor or "leased employee" (within the meaning of

Section 414(n) of the Code) rather than as an employee and, to the knowledge of the Company or Seller, no conditions exist under which the Company reasonably would be expected to incur any such liability.

         2.14 ENVIRONMENTAL MATTERS. Except to the extent that any of the following would not reasonably be expected to have a Material Adverse Effect:
(a) the Company complies with all Laws, orders, permits, conditions, requirements and agreements relating to (i) the protection of the environment,
(ii) human health or safety or (iii) the storage, treatment, disposal, transportation or other handing of hazardous or toxic substances, petroleum and its fractions, byproducts and derivatives, solid and hazardous wastes, asbestos, polychlorinated biphenyls, pollutants or contaminants (collectively, "HAZARDOUS MATERIALS") (collectively, "ENVIRONMENTAL LAWS," including without limitation, as amended, Clean Water Act, Clean Air Act, Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), Solid Waste Disposal Act, Resource Conservation and Recovery Act, Industrial Site Recovery Act and related or analogous state and local laws or other requirements and common law) and is in compliance with all licenses, permits and other authorizations required under any Environmental Law; (b) there is no claim pending or threatened against the Company, alleging liability or noncompliance under any Environmental Law; (c) there have not been any releases on, under or from any property or facility now owned, leased or otherwise used, occupied or operated by the Company of any Hazardous Materials in such form or quantity as to make the Company liable under any Environmental Law ("RELEASES"), nor, to the knowledge of Seller or the Company, have there been any Releases on, under or from any property previously owned, leased or otherwise used, occupied or operated by the Company; (d) neither Seller nor the Company has received written notice that it has been identified as a "Potentially Responsible Party" pursuant to CERCLA or any analogous state or local Environmental Law based upon the Company having arranged for the transportation and/or disposal of any Hazardous Materials to a site or facility other than one owned or operated by the Company; (e) Seller has heretofore delivered to Purchaser copies of all environmental audits or inspection reports for any facilities leased, owned or operated by the Company; and (f) the standard industrial classification for the Company's facility located in Clifton, New Jersey is 7999.

         2.15 PERMITS. Section 2.15 of the Seller Disclosure Schedule contains, as of the date hereof, a true and complete list of all Permits used in and material to the business or operations of the Company, setting forth the owner, the function and the expiration and renewal date of each. Except as disclosed in
Section 2.15 of the Seller Disclosure Schedule:

              (i) the Company owns or validly holds all material Permits that are necessary to conduct its operations as they are currently being conducted or proposed to be conducted;

              (ii) each Permit listed in Section 2.15 of the Seller Disclosure
         Schedule is valid, binding and in full force and effect; and

              (iii) the Company is not in default and has not received any notice that it is in default (or with the lapse of time would be in default), and, to the knowledge of the Company or Seller, no event has occurred that with notice (or with lapse of time) would cause the Company to be in default, under any such Permit.

         2.16 CONTRACTS. Section 2.16(a) of the Seller Disclosure Schedule sets forth, as of the date of this Agreement, a true, correct and complete list of each of the following Contracts to which the Company is a party or by which the Company or its assets or properties are bound:

              (i) (a) each employment Contract providing for severance or a fixed term of employment in respect of services performed by any employee of the Company, (b) each management, consulting, retainer or other similar type of Contract under which services are provided by any person or entity to the Company providing for compensation in excess of $250,000 per annum, (c) each Contract for other services provided by any other person to the Company which requires payment by the Company of more than $250,000 per annum, and which is not terminable by the Company on not more than forty-five (45) days' notice without penalty, and (d) each Contract for the provision of services or the purchase or sale of inventory by the Company which involves the receipt or payment by the Company of more than $250,000 per annum, other than contracts for the provision of services or the purchase or sale of inventory by the Company that are entered into in the ordinary course of business consistent with past practice and that are terminable by the Company on not more than forty-five (45) days' notice without penalty;

              (ii) each Contract that restricts the ability of the Company to compete with any business or in any location or to solicit clients, employees or other service providers;

              (iii) each on-line or other lottery Contract;

              (iv) each Contract with any Affiliate or Associate (as defined below);

              (v) each lease (as lessor, lessee, sublessor or sublessee) of any tangible personal property requiring annual payments in excess of $250,000, and which is not terminable by the Company on not more than six (6) months' notice without penalty;

              (vi) each note, bond, factoring agreement, indenture or other evidence of indebtedness that has been issued or assumed, and each guaranty (including "take-or-pay" and "keepwell" arrangements) of any evidence of indebtedness or other obligation, or of the net worth, of any person, in each case involving an aggregate amount in excess of $250,000;

              (vii) each mortgage, deed of trust, security agreement, purchase money agreement, conditional sales contract or capital lease or other Contract that creates a Lien on any material property or asset;

              (viii) each partnership or joint venture Contract;

              (ix) each Contract containing restrictions with respect to the payment of dividends or other distributions in respect of the Shares;

              (x) each Contract containing a change of control or acceleration of performance provision that would be triggered by the closing of the transactions contemplated by this Agreement;

              (xi) each broker's, finder's or other similar retainer agreement or engagement letter delivered or entered into in connection with the transactions contemplated by this Agreement;

              (xii) each Contract or option for the purchase or sale of real property;

              (xiii) each Contract for the purchase of raw materials, supplies, or equipment or for any other capital expenditure which the Company reasonably anticipates will involve the annual payment of more than $250,000 after the date hereof;

              (xiv) each Contract for the sale of products or services of its business which the Company reasonably anticipates will involve the annual payment of more than $250,000; or

              (xv) any Tax sharing arrangement with any entity or person pursuant to which Purchaser will have to make any payments based on the transactions contemplated by this Agreement (the Contracts listed in (i)-(xv) above, together with the Contracts listed on Schedule 5.5, being collectively the "MATERIAL CONTRACTS").

         (b) Each of the Material Contracts constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms (subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general equity principles). The Company is not in material breach or default (with or without the lapse of time or the giving of notice, or both) under any of the Material Contracts. No condition exists or has occurred which, with or without the lapse of time or the giving of notice, or both, would constitute a material default or accelerate the maturity of, or otherwise modify, any of the Material Contracts, and no material default by any other party to any of the Material Contracts is known by the Company. All of the Material Contracts are in full force and effect. True, correct and complete copies of each of the Material Contracts have been made available to Purchaser by Seller or the Company.

         2.17 AFFILIATE TRANSACTIONS.

         (a) Except as set forth in Section 2.17 of the Seller Disclosure Schedule, as of the date of this Agreement, (i) there are no intercompany liabilities or existing agreements between the Company, on the one hand, and Seller, any officer, director, Affiliate or Associate (each as defined below) of Seller or any Associate of any such officer, director or Affiliate (other than the Company), on the other and (ii) the Company does not beneficially own, directly or indirectly, any investment assets of Seller or of any such officer, director, Affiliate or Associate. Except as set forth in Section 2.17 the Seller Disclosure Schedule, each of the liabilities listed thereon was incurred or engaged in, as the case may be, on an arm's-length basis. Except as set forth in
Section 2.17 the Seller Disclosure Schedule, since July 31, 2003, all settlements of intercompany liabilities between the Company, on the one hand, and Seller or any such officer, director, Affiliate or Associate, on the other hand, have been made, and all allocations of intercompany expenses have been applied, in the ordinary course of business consistent with past practice.

         (b) Except for (i) employment relationships between the Company and employees of the Company, (ii) remuneration by the Company for services rendered as an officer, director, employee or manager, and (iii) as set forth in Section 2.17(b) of the Seller Disclosure Schedule, since January 1, 2002, the Company has not, in the ordinary course of business or otherwise, directly or indirectly, purchased, leased or otherwise acquired any property or obtained any services from, or sold, leased or otherwise disposed of any property or furnished any services to, any officer, director or employee of the Company.

         (c) For purposes of this Agreement, "AFFILIATE" means, with respect to any person, any other person controlling, controlled by or under common control with such person, with "control" for such purpose meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities or voting interests, by contract or otherwise. For purposes of this Agreement, "ASSOCIATE" means, with respect to any person, any corporation or other business organization of which such person is an officer, director or partner or is the beneficial owner, directly or indirectly, of ten percent (10%) or more of any class of equity securities, any trust or estate in which such person has a substantial beneficial interest, or as to which such person serves as a trustee or in a similar capacity and any relative or spouse of such person, or any relative of such spouse, who has the same home as such person.

         2.18 INSURANCE. Section 2.18 of the Seller Disclosure Schedule contains, as of the date hereof, an accurate and complete list of all policies of fire, liability, workmen's compensation, title and other forms of insurance owned, held by or applicable to the Company (or its assets or business), and Seller has heretofore delivered to Purchaser a true and complete copy of all current policies. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Such policies are sufficient for compliance with (i) all requirements of Law and (ii) all Contracts to which the Company is a party, and are valid, outstanding and enforceable policies. Such insurance policies provide types and amounts of insurance customarily obtained by businesses similar to the business of the Company. Except as set forth in
Section 2.18 of the Seller Disclosure Schedule, the Company has not been refused any insurance with respect to its assets or operations, and its coverage has not been limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance, during the last three (3) years. There are no material pending claims with respect to the Company or its properties or assets under any such insurance policy.

         2.19 BANK ACCOUNTS. Section 2.19 of the Seller Disclosure Schedule sets forth as of the date hereof the names and locations of each bank or other financial institution at which the Company has an account (giving the account numbers), lock box or safe deposit box and the names of all Persons authorized to draw thereon or have access thereto, and the names of all Persons, if any, now holding powers of attorney or comparable delegation of authority from the Company and a summary statement thereof.

         2.20 ACCOUNTS RECEIVABLE. Section 2.20 of the Seller Disclosure Schedule contains a true and accurate aging schedule as of September 11, 2003 of all accounts receivable of the Company and all loans and advances to third parties. All accounts receivable of the Company represent valid obligations to the Company arising from bona-fide transactions in the ordinary course of business. To the knowledge of the Company and Seller, all accounts receivable of the Company are collectible in the ordinary course of business and are not subject to any offset, defense or counterclaim, except to the extent of the reserves therefor established in accordance with GAAP in the books and records of the Company.

         2.21 BOOKS AND RECORDS. The books of account, stock books and other records of or pertaining to the Company that have been delivered or otherwise made available to Purchaser are true and complete in all material respects. Except as disclosed in Section 2.21 of the Seller Disclosure Schedule, since December 30, 2001 the minute books of the Company contain records, true, correct and complete in all material respects, as applicable, of all meetings held of, and corporate action taken by, the stockholders, the board of directors and committees of the board of directors of the Company. At the Closing, all of those books and records, including the corporate seal of the Company, will be delivered to Purchaser.

         2.22 ABSENCE OF CERTAIN BUSINESS PRACTICES. Except as disclosed in
Section 2.22 of the Seller Disclosure Schedule, since December 30, 2001, neither the Company nor any director, officer, agent or employee of Company, or any other Person associated with or acting for or on behalf of Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Affiliate of Company, or (iv) otherwise in violation of any Law; or (b) established or maintained any fund or asset not recorded in the books and records of the Company.

         2.23 RESTRICTIONS ON BUSINESS ACTIVITIES. There is no judgment, order, decree, writ or injunction binding upon the Company that materially prohibits or impairs the conduct of the Company's business as currently conducted.

         2.24 SUPPLIERS AND CUSTOMERS. Except as disclosed in Section 2.24 of the Seller Disclosure Schedule, neither the Company nor Seller has any knowledge of any facts indicating that any of the material suppliers or customers of the Company has terminated or notified the Company in writing that it intends to terminate its business relationship with the Company or to decrease materially the products purchased from or supplied to the Company.

         2.25 NO OTHER REPRESENTATIONS OR WARRANTIES. Except for the representations and warranties of Seller expressly contained in this Agreement or in any certificate of Seller delivered at the Closing, neither Seller, nor the Company nor any other person acting for either of them makes any other representation or warranty, express or implied, and Seller hereby disclaims any such representation or warranty, with respect to the execution, delivery or performance by Seller of this Agreement notwithstanding the delivery or disclosure to Purchaser or any of its Affiliates or any other person of any documentation or other information by Seller or the Company or any of their respective representatives or any other person with respect to any of such matters.

         2.26 INVESTIGATIONS. There are no pending or, to the knowledge of the Company or Seller, threatened investigations concerning the suitability of any employee, officer or director of the Company by any lottery authority.

                                  ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         The disclosure schedule delivered by Purchaser to Seller on or before the date of this Agreement (the "PURCHASER DISCLOSURE SCHEDULE") shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III and the disclosure in any paragraph shall qualify other paragraphs in this Article III only to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other paragraphs. Purchaser represents and warrants to Seller that on the date hereof and as of the Closing Date (except in the case of any representation or warranty that by its terms is made as of a specified date, which shall only be accurate as of such specified date):

         3.1 ORGANIZATION; AUTHORITY AND ENFORCEABILITY. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Purchaser has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions provided for hereby have been duly authorized by the Board of Directors of Purchaser and no other corporate proceeding on the part of Purchaser is necessary to authorize the execution or delivery of this Agreement or the consummation of any of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and, assuming due authorization, execution and delivery by Seller and the Company, constitutes a legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or law).

         3.2 NO BREACH. Except as disclosed in Section 3.2 of the Purchaser Disclosure Schedule, neither the execution and delivery of this Agreement nor the performance by Purchaser of its obligations hereunder nor the consummation of the transactions provided for hereby does or will:

         (a) conflict with or violate any provision of the certificate of incorporation, bylaws or any other governing document of Purchaser;

         (b) violate, conflict with or result in the breach or termination of, or constitute a default, event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), under the terms of, any Contracts or Permits to which Purchaser is a party or by which it or any of its properties or assets are bound; or

         (c) conflict with or constitute a violation by Purchaser of any Laws or Judgments,

except in the case of (b) or (c) for any such matters that would not, either individually or in the aggregate, have a material adverse effect on the financial condition or results of operations of Purchaser or on ability of Purchaser to perform its obligations under this Agreement.

         3.3 CONSENTS. Except as disclosed in Section 3.3 of the Purchaser Disclosure Schedule, no Consent is required to be made or obtained by Purchaser in connection with the execution, delivery or enforceability of this Agreement or the consummation of any of the transactions provided for hereby, except for:
(a) the filing with the Federal Trade Commission and the Antitrust Division of the Department of Justice of a premerger notification and report form by Purchaser under the HSR Act, (b) any required gaming or lottery approvals, (c) the filing with Secretary of State of the State of Delaware of any documents relating to the transfer of ownership of Shares and (d) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not have a material adverse effect on the financial condition or results of operations of Purchaser or on the ability of Purchaser to perform its obligations under this Agreement.

         3.4 BROKERS. Except as set forth in Section 3.4 of the Purchaser Disclosure Schedule, no person has acted directly or indirectly as a broker, finder, consultant, intermediary or financial advisor for Purchaser in connection with the transactions contemplated hereby and no person is entitled to any fee or commission or like payment from Purchaser in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of Purchaser.

         3.5 ACTIONS AND PROCEEDINGS. There is no Proceeding pending or, to the knowledge of Purchaser, threatened against Purchaser or any of its Affiliates that questions the validity of this Agreement or any action taken or to be taken by Purchaser in connection with, or which seeks to enjoin or obtain monetary damages in respect of, the consummation of the transactions contemplated hereby, or which would reasonably be expected to impair materially Purchaser's ability to effect the Closing.

         3.6 ACQUISITION OF SHARES. Purchaser acknowledges that the Shares have not been registered under the Securities Act of 1933, as amended, or under any state securities laws and represents that the Shares are being acquired by Purchaser for its own account and not with a view to or in connection with any disposition thereof in violation of the Securities Act of 1933, as amended, or the rules and regulations thereunder, or any applicable state securities or "blue sky" laws. Purchaser is an "Accredited Investor" as such term is defined in Rule 501 of the Securities Act of 1933, as amended.

         3.7 NO OTHER REPRESENTATIONS OR WARRANTIES. Except for the representations and warranties of Purchaser expressly contained in this Agreement or any certificate of Purchaser delivered at the Closing, neither Purchaser nor any other person acting for Purchaser makes any other representation or warranty, express or implied, and Purchaser hereby disclaims any such representation or warranty, with respect to the execution, delivery or performance by Purchaser of this Agreement notwithstanding the delivery or disclosure to Seller or any of its Affiliates or any other person of any documentation or other information by Purchaser or any of Purchaser's representatives or any other person with respect to any of such matters.

                                   ARTICLE IV
                               COVENANTS OF SELLER

         4.1 CONDUCT OF BUSINESS. During the period from the date of this Agreement to the Closing, except as specifically contemplated by this Agreement, including the Seller Disclosure Schedule, or as otherwise consented to in writing by Purchaser, Seller will cause the Company to:

         (a) carry on its business only in the ordinary course in substantially the same manner as heretofore conducted;

         (b) use commercially reasonable efforts to (i) preserve intact the present business organization and reputation of the Company, (ii) keep available (subject to dismissals, voluntary departures and retirements in the ordinary course of business consistent with past practice) the services of the present officers, employees and consultants of the Company, (iii) maintain the assets and properties of the Company in good working order and condition, ordinary wear and tear excepted, (iv) maintain the present relationship with, and goodwill of, customers, suppliers, and other persons to whom the Company sells goods or provides services or with whom the Company otherwise has significant business relationships and (v) continue all current sales, marketing and promotional activities relating to the business and operations of the Company;

         (c) except to the extent required by applicable law, cause the books and records of the Company to be maintained in the usual, regular and ordinary manner;

         (d) use commercially reasonable efforts to maintain in full force and effect until the Closing substantially the same levels of coverage of insurance on the Company's properties and assets as are currently in effect;

         (e) not amend its articles of incorporation or bylaws (except as specifically contemplated by Section 5.8);

         (f) not, except after consultation with Purchaser, amend, terminate or otherwise alter any lottery or supplier contract or waive any of the Company's rights thereunder other than as specifically contemplated by this Agreement or as set forth in Section 4.1 of the Seller Disclosure Schedule, provided, that in no event shall the Company take any action described in this Section 4.1(f) to the extent such action would materially and adversely affect the Company's rights or obligations under such contract;

         (g) not (i) acquire, by merger, consolidation, purchase of stock or assets or otherwise, any corporation, partnership, association or other business organization or any interest therein; (ii) assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except in any such case in the ordinary course of business; or (iii) authorize any capital expenditures or purchases of fixed assets, except for capital expenditures or purchases which are set forth on Section 4.1 of the

Seller Disclosure Schedule or are, in the aggregate, not in excess of $250,000, and except for the repair or replacement of damaged assets from the proceeds of insurance with respect thereto; or (iv) enter into or materially amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 4.1(g);

         (h) not alter its outstanding capital stock or declare, set aside, make or pay any dividend or other distribution of assets in respect of its capital stock other than cash, or purchase or redeem any shares of its capital stock;

         (i) not issue, sell, pledge, dispose of or encumber, or authorize or agree to issue, sell, dispose of or encumber, any of its capital stock or any options, warrants or other rights to purchase any such shares or any securities convertible into or exchangeable for such shares;

         (j) not incur, other than in the ordinary course of business consistent with past practice and other than intercompany indebtedness, any indebtedness for borrowed money (including through the issuance of debt securities) except indebtedness incurred to finance the capital expenditures set forth on Section
4.1 of the Seller Disclosure Schedule (provided that (i) the terms of any such indebtedness provided by a non-Affiliate of the Company shall be subject to the prior approval of the Purchaser, such approval not to be unreasonably withheld or delayed and (ii) the interest rate on any such indebtedness provided by an Affiliate of the Company shall not exceed six percent (6%)), or vary in any material manner the terms of any material existing indebtedness;

         (k) except to the extent required by applicable law, not permit any material change in (i) any pricing, investment, accounting, financial reporting, inventory, credit, allowance or tax practice or policy of the Company, (ii) any method of calculating any bad debt, contingency or other reserve of the Company for accounting, financial reporting or tax purposes, (iii) its accounting procedures or practices unless mandated by GAAP or (iv) the fiscal year of the Company;

         (l) not make or change any Tax election, file any amended Tax Return, change its Tax accounting period, adopt or change any method of Tax accounting, enter into any closing agreement, compromise or settle any Tax claim or assessment, surrender any right to claim a Tax refund, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, or take or omit to take any other required action relating to Taxes without the written consent of Purchaser, which shall not be unreasonably withheld;

         (m) not violate, breach or default under in any material respect, or take or fail to take any action that (with or without notice or lapse of time or both) would constitute a material violation or breach of, or default under, any term or provision of any Permit or Consent held or used by the Company or any Company Agreement to which the Company is a party or by which any of its assets and properties is bound;

         (n) not sell, pledge or dispose of, or incur any Lien (other than a Permitted Encumbrance) on, any assets and properties of the Company, other than in the ordinary course of business consistent with past practice;

         (o) not write off or write down any of its assets and properties, other than in the ordinary course of business consistent with past practice;

         (p) not (i) increase the compensation or severance payable or to become payable to its directors, officers or employees, except for increases in salary or wages of employees of the Company in the ordinary course of business; (ii) grant any severance or termination pay to any director, officer or employee of the Company (except to make payments required to be made under obligations existing on the date hereof in accordance with the terms of such obligations);
(iii) enter into any employment or severance agreement with respect to which the total annual compensation or the aggregated severance payments exceed $100,000 with any prospective officer or employee of the Company; (iv) enter into or modify any agreement with any director of the Company; (v) establish, adopt, enter into or amend any collective bargaining agreement, Company Benefit Plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except, in each case of this clause (v), (x) as may be required by law or (y) as would not result in a material increase in the cost of maintaining such collective bargaining agreement, Company Benefit Plan, trust, fund, policy or arrangement and would not otherwise impose any material restraint on the business or operations of the Company;

         (q) not make any loan to any director, officer, employee or independent contractor of the Company, with the exception of advances for expenses in the ordinary course of business;

         (r) not enter into any new lottery contract if such contract taken as a whole over its term would reasonably be expected to be significantly financially detrimental to the Company;

         (s) not enter into any new Contract (other than any Contract otherwise permitted under this Section 4.1) which involves annual payments in excess of $250,000 per annum; or

         (t) not agree to take any of the actions set forth in the foregoing subparagraphs (e) through (s).

         4.2 ACCESS AND CONFIDENTIALITY. During the period from the date of this Agreement to the Closing, Seller shall permit Purchaser and its officers, employees, accountants, counsel and other representatives (collectively, the "PURCHASER REPRESENTATIVES") during normal business hours full access to the books, records, facilities, properties, assets and operations of the Company; provided that such access is reasonable and shall not interfere with the normal business and operations of the Company. Seller shall arrange for Purchaser and its representatives to discuss with appropriate officers, employees and representatives (including its attorneys and counsel) of the Company such matters related to the business of the Company and the transactions provided for herein as Purchaser may reasonably request. In addition, to the extent any books and records of the Company are maintained on behalf of the Company by an Affiliate of the Company, Seller shall provide access to such books and records and permit Purchaser and the Purchaser Representatives to discuss such books and records with the officers, employees or representatives of such Affiliate; provided that such access is reasonable and shall not interfere with the normal business and operations of such Affiliate. Purchaser will hold, and will cause its respective officers, employees, accountants, counsel, financial advisers and other representatives and affiliates to hold, any confidential information confidential in accordance with the Confidentiality Agreement, dated March 14, 2003 (the "CONFIDENTIALITY AGREEMENT"), by and between Purchaser and Seller. Purchaser shall, and shall cause the Company to, cooperate with Seller and its Affiliates and outside accountants in providing all information and access to books and records reasonably necessary for Seller to prepare and deliver the audited financial statements for the twelve month period ended September 27, 2003.

                                   ARTICLE V
                              ADDITIONAL AGREEMENTS

         5.1 FURTHER ACTIONS. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with each other in doing, all things necessary, proper or advisable under all applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including cooperating in responding to any inquiries from regulatory authorities. Subject to the terms and conditions herein provided, Seller and Purchaser will, and will cause each of their respective affiliates to, (a) use their commercially reasonable efforts to obtain all Consents or Permits necessary or advisable to consummate and make effective the transactions contemplated by this Agreement, and (b) use their commercially reasonable efforts to cause each of the conditions precedent to the respective obligations provided for in Article VI to be satisfied. In case at any time after the date hereof any further action is necessary or desirable to carry out the purposes of this Agreement and the transactions contemplated hereby, the proper officers or directors of Seller, the Company or Purchaser, as the case may be, shall use commercially reasonable efforts to take all such necessary action. The foregoing covenant shall not include any obligation by Purchaser to agree to divest, abandon, license or take similar action with respect to any material assets (tangible or intangible) of the Company or Purchaser or any of its subsidiaries.

         5.2 CERTAIN NOTIFICATIONS. At all times prior to the Closing Date, each of Seller and Purchaser shall promptly notify the other in writing of the occurrence of any event which will or may result in the failure of any of the conditions contained in Article VI to be satisfied.

         5.3 TAX MATTERS.

         (a) SELLER LIABILITY FOR TAXES. Seller shall be liable for and indemnify Purchaser for all Taxes imposed on the Company for (i) any taxable year or period that ends on or before the Closing Date and (ii) with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date; PROVIDED, HOWEVER, that Seller shall not be liable for the Taxes described in Section 5.3(b) below. Seller shall be entitled to any refund of Taxes of the Company received for such periods for which it is liable.

         (b) PURCHASER LIABILITY FOR TAXES. Purchaser shall be liable for and indemnify Seller for the Taxes of the Company other than those described in
Section 5.3(a) for (i) any taxable year or period that begins after the Closing Date and (ii) with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year or period beginning after the Closing Date. Purchaser shall be entitled to any refund of Taxes of the Company received for such periods for which it is liable.

         (c) SHORT TAXABLE YEAR. For purposes of Sections 5.3(a) and (b), whenever it is necessary to determine the liability for Taxes of the Company for a portion of a taxable year or period that begins before and ends after the Closing Date, the amount of liabilities for Taxes of the Company for the portion of such taxable year or period ending on, and the portion of such taxable year or period beginning after, the Closing Date shall be determined, to the extent possible, on the basis of an interim closing of the books as of the close of business on the Closing Date; PROVIDED, HOWEVER, that in the case of any Taxes calculated on an annual basis, and only to the extent not practicable to apply the interim closing of the books method, the amount of such liabilities for such Taxes for the applicable portion of such taxable year or period shall be equal to the amount of all such Taxes for such taxable year or period multiplied by a fraction, the numerator of which shall be the number of days from the beginning of such taxable year or period through the Closing Date, and the denominator of which shall be the number of days in such taxable year or period. For purposes of the foregoing sentence, if a taxable year or period is undefined with respect to any real or personal property Tax that is billed annually, then such Tax shall be deemed due and payable for the calendar year in which the Tax is due and payable.

         (d) ADJUSTMENT TO PURCHASE PRICE. Any payment by Purchaser or Seller under this Section 5.3 or Section 8.10 shall be treated as an adjustment to the Purchase Price.

         (e) TAX RETURNS. Seller shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to the Company for taxable years or periods ending on or before the Closing Date and shall timely pay any Taxes due in respect of such Tax Returns. Purchaser shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to the Company for taxable years or periods ending after the Closing Date, and shall timely pay any Taxes due in respect of such Tax Returns; PROVIDED, HOWEVER, that to the extent Seller is liable for all or a part of the Taxes shown on such Tax Returns, (i) at least 30 days prior to the due date for filing any such Tax Return (taking into account any applicable extensions), Purchaser shall furnish Seller with a completed copy of any such Tax Returns for Seller's review and comment and (ii) no such Tax Returns shall be filed with any taxing authority without Seller's prior written consent, such consent not to be unreasonably withheld. Any Tax Return described in this Section 5.3(e) shall be prepared on a basis consistent with the past practices of the Company and in a manner that does not distort taxable income (E.G., by deferring income or accelerating deductions). Seller shall pay to Purchaser the Taxes for which Seller is liable pursuant to Section 5.3(a) but which are payable with respect to Tax Returns to be filed by Purchaser pursuant to this section within ten days prior to the due date for the filing of such Tax Returns. Purchaser shall pay to Seller the Taxes for which Purchaser is liable pursuant to Section 5.3(b) but which are payable with respect to Tax Returns to be filed by Seller pursuant to this section within ten days prior to the due date for the filing of such Tax Returns.

         (f) CONTESTS. Purchaser shall promptly notify Seller in writing upon receipt by Purchaser or the Company of written notice of any pending or threatened federal, state, local or foreign income or franchise tax audits or assessments which may materially affect the tax liabilities of the Company for which Seller would be required to indemnify Purchaser pursuant to Section 5.3(a). Seller shall have the sole right to represent the Company's interests in any tax audit or administrative or court proceeding relating to taxable periods ending on or before the Closing Date, and to employ counsel of its choice at its own expense. Seller shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes that would adversely affect the liability for Taxes of Purchaser or the Company for any period after the Closing Date without the prior written consent of Purchaser; provided that such consent shall not be unreasonably withheld or delayed and shall not be necessary to the extent that Seller has indemnified Purchaser against the effect of any such settlement.

         Seller shall be entitled to participate, at its own expense, in the defense of any claim for Taxes for a year or period that includes and ends after the Closing Date that may be the subject of indemnification by Seller pursuant to Section 5.3(a) and if the entire amount of such tax claim is subject to indemnification by Seller pursuant to Section 5.3(a), with the written consent of Purchaser (which shall not be unreasonably withheld or delayed), and at Seller's sole expense, Seller may assume the entire defense of such tax claim. Neither Purchaser nor the Company may agree to settle any Tax claim for the portion of the year or period ending prior to or on the Closing Date which may be the subject of indemnification by Seller under Section 5.3(a) without the prior written consent of Seller; provided that such consent shall not be unreasonably withheld or delayed.

         (g) ASSISTANCE AND COOPERATION. After the Closing Date, each of Seller and Purchaser shall:

              (i) assist (and cause their respective affiliates to assist) the other party in preparing any Tax Returns or reports which such other party is responsible for preparing and filing in accordance with this
         Section 5.3;

              (ii) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Company;

              (iii) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Company;

              (iv) provide timely notice to the other in writing of any pending or threatened tax audits or assessments of the Company for taxable periods for which the other may have a liability under this Section 5.3; and

              (v) furnish the other with copies of all correspondence received from any taxing authority in connection with any tax audit or information request with respect to any such taxable period.

         (h) TAX SHARING AGREEMENTS. Seller shall cause the provisions of any Tax sharing agreement between Seller or any of its Affiliates (other than the Company) and the Company to be terminated on or before the Closing Date.

         (i) SECTION 338(H)(10) ELECTION. Seller and Purchaser agree that they shall make a joint election under Section 338(h)(10) of the Code, and any corresponding elections permitted under state or local law ("SECTION 338(H)(10) ELECTIONS"), with respect to the purchase of the Shares. Seller shall prepare an allocation schedule (the "ALLOCATION SCHEDULE") allocating the portion of the Purchase Price allocated to the Shares and the liabilities of the Company among the assets of the Company in accordance with Section 338 of the Code and the regulations issued thereunder, and shall submit such Allocation Schedule to Purchaser for its review and comment no later than twenty (20) days prior to the Closing Date. Purchaser and Seller shall use their best efforts to mutually agree upon a final Allocation Schedule prior to the Closing. If Purchaser and Seller have not agreed to a final Allocation Schedule by thirty (30) days after the Closing, the matter will be referred to Deloitte & Touche for resolution, and its determination will be binding on all parties. Each of Seller, Purchaser and the Company will file all Tax Returns and reports, including Internal Revenue Service Form 8023, in a manner consistent with the Allocation Schedule and will not take any position for purposes of any Taxes respecting the allocation of the Purchase Price and the liabilities of the Company which is inconsistent with the Allocation Schedule.

         5.4 EMPLOYEE AND EMPLOYEE BENEFIT MATTERS.

         (a) From and after the Closing Date, Purchaser shall cause all of the employees of the Company to be eligible to participate in such employee compensation and benefit plans, programs, policies and arrangements that are made available to similarly situated employees of Purchaser and its subsidiaries (the "PURCHASER BENEFIT PLANS"). From and after the Closing Date, the Company shall cause all of the Purchaser Benefit Plans to provide that (i) all service of the Company's officers and employees completed prior to the Closing Date with Seller or the Company will be recognized under such Purchaser Benefit Plan as if it were service with Purchaser for purposes of eligibility to participate or any applicable waiting periods in Purchaser Benefit Plans and vesting of benefits thereunder, (ii) any exclusions for pre-existing conditions (to the extent such condition was covered under the Company Benefit Plan prior to the Closing Date) shall be waived with respect to such officers and employees and their eligible dependents under Purchaser Benefit Plans that are "welfare benefit plans" (as defined in section 3(1) of ERISA) and (iii) all co-payments, deductibles and similar amounts and costs incurred by any such officer or employee under a comparable plan, agreement or arrangement of Seller or the Company during the plan year in which the Closing occurs shall be recognized under the applicable Purchaser Benefit Plan. The foregoing shall not constitute any commitment, contract, understanding, undertaking or guarantee (express or implied) on the part of Purchaser to maintain or establish any Purchaser Benefit Plan or on the part of Purchaser or the Company to continue the employment of any employee of the Company for any duration.

         (b) From and after the Closing, Purchaser shall cause the Company to honor, pay and perform all of its covenants and obligations under, and in accordance with the existing terms of, all employment, severance, termination and similar agreements identified in Section 2.13 of the Seller Disclosure Schedule between the Company and any officer, director or employee thereof.

         (c) Effective as of the Closing Date, the participation of all directors, officers and employees of the Company in the compensation and benefit plans, programs, policies and arrangements of Seller (the "SELLER BENEFIT PLANS") shall cease and the Company shall execute and deliver such resolutions of its Board of Directors and other documents as Seller deems reasonably necessary or appropriate for the Company to withdraw as a participating employer in the Seller Benefit Plans. Seller shall remain responsible and liable for payment of all medical, dental, vision and other health claims incurred by any Company employee prior to the Closing Date under a Seller Benefit Plan. Purchaser (or the applicable Purchaser Benefit Plans) shall be responsible for all covered medical, dental, vision and health claims incurred by any Company employee on or after the Closing Date. For purposes of this paragraph (c), a claim is deemed to have been incurred when the medical or other service giving rise to the claim is performed.

         (d) During the sixty (60) days following the Closing, Purchaser shall not cause or allow the Company to take any action or series of actions with respect to employees of the Company which action, or series of actions, would constitute either a "Plant Closing" or "Mass Layoff" under the Worker Adjustment Retraining Notification Act, 29 U.S.C. Section 2101 et seq. ("WARN") and/or any applicable state law governing layoff notification. Purchaser shall defend, indemnify, and hold harmless Seller from and against any losses, liabilities, claims, or causes of action, including but not limited to defense costs and attorneys' fees, arising from or in any way connected with such action or series of actions taken by the Company during such period.

         5.5 CONTRIBUTION OF ASSETS; CANCELLATION OF OBLIGATIONS.

         (a) As soon as practicable following the execution of this Agreement and in any event prior to the Closing Date, Seller shall cause its subsidiary, Video Lottery Consultants, Inc. ("VLC"), to assign and transfer, to the Company, without additional consideration therefor and free and clear of any Liens, the video control systems contracts and assets set forth on Section 5.5 of the Seller Disclosure Schedule hereto.

         (b) As of the Closing Date, all amounts or payments due to Seller, International Game Technology ("IGT"), or any of its subsidiaries (other than the Company), from the Company shall have been canceled and be of no further force and effect; provided, however, that any intercompany loans made by IGT to the Company to finance capital expenditures set forth on Section 4.1 of the Seller Disclosure Schedule shall not be cancelled but shall be repaid by Purchaser on the Closing Date.

         5.6 AUDITED FINANCIALS. Seller shall cause to be prepared and delivered to Purchaser as soon as practicable but in any event prior to the Closing Date, audited financials of the Company for the nine months ended September 28, 2002 and reviewed financials of the Company for the six months ended June 30, 2003 and June 30, 2002. In addition, Seller shall cause to be prepared and delivered to Purchaser, no later than sixty (60) days after the Closing Date, audited financials of the Company for the twelve months ended September 27, 2003. Seller shall pay all costs and expenses related to the audits and reviews; provided, however, that if this Agreement is terminated by Purchaser other than in accordance with Section 7.1 or by Seller pursuant to Section 7.1(b) then Purchaser shall reimburse Seller for the costs and expenses related to such audits and reviews.

         5.7 PRESS RELEASES; PUBLIC ANNOUNCEMENTS. Purchaser and Seller will consult with each other as to the form, substance and timing of the initial public disclosure of matters related to this Agreement, or any of the transactions contemplated hereby, and no public disclosure will be made by one without the consent of the other, which consent will not be unreasonably withheld or delayed; provided that each of Purchaser and Seller may make such disclosures as are necessary to comply with any requirement of law after making good faith efforts under the circumstances to consult in advance with the other.

         5.8 NAME OF COMPANY AND USE. Purchaser and Seller agree Purchaser shall acquire no rights to the name International Game Technology or IGT or any use thereof including without limitation the use of any Domain Names listed on
Section 5.8 of the Seller Disclosure Schedule. Concurrently with the Closing Date the name of the Company shall be changed to exclude any reference to IGT. Seller hereby grants to the Company the right to use the name "IGT Online Entertainment Systems, Inc." for (a) 90 days with respect to equipment and inventory labeled with the name IGT Online Entertainment Systems, Inc., and (b) 30 days with respect to forms, packaging and other items containing the name IGT Online Entertainment Systems, Inc.; provided that the Company shall not after the Closing Date hold itself out to be affiliated with IGT or use any promotional or marketing materials containing the name IGT Online Entertainment Systems, Inc.

         5.9 NONCOMPETITION.

         (a) For a period of three (3) years from the Closing Date, Seller shall not, and shall cause its officers, directors, employees, subsidiaries, Affiliates, successors and assigns not to, directly or indirectly, in any state or territory of the United States or any country in the world, conduct or license any other party to conduct any business that designs, manufactures, installs, operates or sells or bids to do any of the foregoing to any governmental, administrative or regulatory authority or agency, or to any lottery sanctioned or licensed by any of the foregoing, (i) on-line lottery systems, products or games (including Keno-like monitor games) or (ii) instant lottery systems, products or games (the "BUSINESS"), including, without limitation, as a stockholder, consultant, partner, owner, lender, licensor, principal, member, officer, employee or otherwise, of any entity that is conducting the Business.

         (b) The restrictions set forth in Section 5.9(a) shall in no event apply to:

              (i) Seller, or any of its existing or future Affiliates, conducting, or licensing any other party to conduct, any business that designs, manufactures, installs, operates, sells or leases gaming machines or products or video lottery terminals (including, without limitation, electronic instant ticket terminals);

              (ii) the making of loans or advances of any nature by Seller or any of its existing or future Affiliates, in the ordinary course of business, to purchasers and operators, including proposed operators, of lottery systems and the acquisition by Seller or any of its existing or future Affiliates of an interest in a lottery operator through the enforcement or other collection of such loans provided that Seller and any such Affiliate shall thereafter use commercially reasonable efforts to divest itself of the acquired lottery operations as promptly as practicable;

              (iii) the acquisition by Seller or any of its existing or future Affiliates of a person or a business whose operations or that of any of its Affiliates would otherwise violate the restrictions set forth in
         Section 5.9(a), provided that the offending operations represented less than 25% of the acquired person's or business revenues during the twelve (12) complete months preceding the acquisition and Seller and any such Affiliate shall thereafter use commercially reasonable efforts to divest itself of the acquired lottery operations as promptly as practicable;

              (iv) any entity (including such entities' Affiliates before and after such acquisition) that acquires, whether by merger, consolidation, acquisition of substantially all its assets or otherwise IGT, provided that the shareholders of IGT immediately prior to the acquisition own less than fifty percent (50%) of the surviving entity immediately following such transaction; and

              (v) the ownership by Seller or any of its Affiliates of (a) an ownership interest in Purchaser or (b) not more than five percent (5%) of the outstanding equity securities of any entity that would otherwise violate the provisions of Section 5.9(a), if such stock is listed on a national securities exchange or regularly traded on the NASDAQ Stock Market or in the Over-the-Counter market by a member of a national securities exchange.

         (c) In addition, for a period of two (2) years from the Closing Date, Seller agrees that neither Seller nor any of its Affiliates will bid on any governmental, administrative or regulatory authority or agency proposed video lottery central monitoring system contract in Delaware, New Mexico, South Dakota or Quebec or for the Atlantic Lottery Corporation.

         (d) Seller and Purchaser agree that the period of time and the geographic areas applicable to the covenants contained in this Section 5.9 are reasonable in light of (i) the business conducted by Seller prior to the Closing Date, and (ii) Seller's knowledge of the Business, including but not limited to the manner and processes of the conduct of the Business.

         (e) If any such period or such area should be adjudged in excess of that permitted by Law in any judicial proceeding, then the period of time shall be reduced by such number of years or such areas shall be reduced by elimination of such portion of such area, or both, as deemed in excess of that permitted by Law so that this Section 5.9 may be enforced in such area and during such period of time as are adjudged permitted by Law, provided that such period or area shall not be so reduced in any area where the period or area originally specified is permitted by Law.

         5.10 FINANCING. Purchaser shall use its good faith best efforts to obtain financing in an amount sufficient to enable Purchaser to consummate the purchase of the Shares in accordance with this Agreement.

         5.11 ISRA COMPLIANCE. Seller shall use its commercially reasonable efforts to obtain a letter of non-applicability with respect to the transactions contemplated by this Agreement issued by the New Jersey Department of Environmental Protection pursuant to the Industrial Site

Recovery Act, NJSA ss. 13:1K-6 et seq. and NJAC ss. 7:26B-2.2 prior to the Closing Date and, upon receipt thereof, deliver a copy thereof to Purchaser.

         5.12 INTELLECTUAL PROPERTY AND OTHER AGREEMENTS.

         (a) Seller and Purchaser contemplate that Intellectual Property owned or licensed by Seller and its Affiliates that is necessary to conduct the business of the Company as it is currently conducted or necessary to perform the contracts to be assigned to the Company by VLC pursuant to Section 5.5 of this Agreement will be licensed, sublicensed, or assigned and transferred (in some instances, subject to licenses back to Seller and its Affiliates) (collectively the "IP AGREEMENTS"), to the Company on terms mutually satisfactory to Seller and Purchaser prior to the Closing. The parties also contemplate that IGT will license certain trademarks (the "TM AGREEMENT") for limited use to the Company prior to the Closing.

         (b) Seller and Purchaser agree that for a period of five years after the Closing Date, the Company shall license to IGT its protocol and any updates or changes to that protocol for (i) machines for interfacing with cluster controllers used in lotteries (currently commonly referred to as F4 Protocol) and (ii) systems (currently commonly referred to as the OES Protocol); such license to include such technical documentation and information as is necessary to permit an interface with a lottery's wide area monitoring system (the "PROTOCOL LICENSE").

         (c) Seller and Purchaser contemplate that VLC will provide certain services to the Company from after the Closing Date in connection with the contracts assigned to the Company by VLC pursuant to Section 5.5 hereof (the "VLC SERVICES CONTRACT").

         (d) Each of the parties hereto undertakes to, or cause its applicable Affiliates to, negotiate in good faith to agree upon and enter into the IP Agreements, the TM Agreement, the Protocol License Agreement and the VLC Services Agreement (collectively, the "SECTION 5.12 AGREEMENTS") within 30 days of the date of this Agreement.

                                   ARTICLE VI
                         CONDITIONS PRECEDENT TO CLOSING

         6.1 CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER. The obligations of Purchaser to purchase the Shares at the Closing are subject to the satisfaction at or prior to the Closing of each of the following conditions (unless satisfaction of any such condition is expressly waived by Purchaser):

         (a) The representations and warranties of Seller contained in Article II shall be accurate in all material respects as of the date hereof and as of the Closing Date as though restated on and as of such date (except in the case of any representation or warranty that by its terms is made as of a date specified therein, which shall be accurate in all material respects as of such date);

         (b) Seller shall have performed and complied with, in all material respects, all agreements required by this Agreement to be performed or complied with by it prior to or at the Closing;

         (c) No Proceeding by any Governmental Authority shall be pending which seeks to prohibit or declare illegal the transactions contemplated by this Agreement and no Law or Judgment shall be in effect having any such result;

         (d) All Consents and notices listed on Section 6.1(d) of the Seller Disclosure Schedule shall have been obtained or made, as applicable, and all waiting periods specified under applicable Laws and all extensions thereof, the passing of which is necessary for such consummation, including without limitation, the waiting period under the HSR Act, shall have expired or been terminated;

         (e) Seller shall have delivered certificates for the Shares duly endorsed for transfer or accompanied by duly executed stock powers or stock transfer forms sufficient to convey to Purchaser title to the Shares;

         (f) Purchaser shall have received from Seller a certificate, signed by an appropriate officer of Seller, as to the satisfaction of the conditions set forth in paragraphs (a), (b) and (c) of this Section 6.1;

         (g) The Section 5.12 Agreements shall have been executed and delivered;

         (h) Purchaser shall have received evidence reasonably satisfactory to it that all of the assignments and transfers required pursuant to Section 5.5 shall have been made in accordance with that provision;

         (i) IGT shall have delivered to Purchaser a guaranty of the Seller's obligations under Sections 1.4, 5.3(a) and 8.10 hereof in the form attached hereto as Exhibit A;

         (j) Purchaser shall have received the resignations of those officers and directors of the Company listed on Section 6.1(j) of the Seller Disclosure Schedule;

         (k) The funds necessary to pay the Initial Purchase Price shall have been obtained by Purchaser on terms reasonably acceptable to Purchaser;

         (l) Purchaser shall have received a true and complete copy of the certificate of incorporation, as amended, of the Company, a true and complete copy of the by-laws, as amended, of the Company, and resolutions of the Board of Directors of the Company authorizing and approving this Agreement and the other agreements and transaction contemplated hereby, each certified by the Secretary of the Company; and

         (m) The Contracts between the Company and VLC listed on Section 2.17 of the Seller Disclosure Schedule shall have been terminated and Purchaser shall have received evidence of such termination.

         6.2 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER. The obligations of Seller to sell the Shares at the Closing are subject to the satisfaction at or prior to the Closing of each of the following conditions (unless satisfaction of any such condition is expressly waived by Seller):

         (a) The representations and warranties of Purchaser contained in
Article III shall be accurate in all material respects as of the date hereof and as of the Closing Date as though restated on and as of such date (except in the case of any representation or warranty that by its terms is made as of a date specified therein, which shall be accurate in all material respects as of such date);

         (b) Purchaser shall have performed and complied with, in all material respects, all agreements required by this Agreement to be performed or complied with by it prior to or at the Closing;

         (c) No Proceeding by any Governmental Authority shall be pending which seeks to prohibit or declare illegal the transactions contemplated by this Agreement and no Law or Judgment shall be in effect having any such result;

         (d) All Consents the granting of which is required for the consummation of the transactions contemplated by this Agreement and all waiting periods specified under applicable Laws and all extensions thereof, the passing of which is necessary for such consummation, including without limitation, the waiting period under HSR Act, shall have expired or been terminated;

         (e) Purchaser shall have delivered the Initial Purchase Price and any Additional Purchase Price Adjustments to Seller as provided in Section 1.3;

         (f) Seller shall have received from Purchaser a certificate, signed by an appropriate officer of Purchaser, as to the satisfaction of the conditions set forth in paragraphs (a) and (b) of this Section 6.2;

         (g) Seller, IGT and their subsidiaries (other than the Company) shall have received written releases in form and substance reasonably satisfactory to Seller releasing them from all obligations and liabilities (whether contingent or otherwise) in connection with (i) the performance bonds, letters of credit and guarantees set forth on Schedule 6.2(g), and (ii) any guarantees of obligations of the Company under any capital leases or other financing agreements relating to the financing of the capital expenditures set forth on
Section 4.1 of the Seller Disclosure Schedule;

         (h) Seller shall have received a true and complete copy of the certificate of incorporation, as amended, of the Purchaser, a true and complete copy of the by-laws, as amended, of the Purchaser, and resolutions of the Board of Directors of the Purchaser authorizing and approving this Agreement and the other agreements and transaction contemplated hereby, each certified by the Secretary of the Purchaser;

         (i) To the extent IGT has made any intercompany loans to the Company to finance the capital expenditures on Section 4.1 of the Seller Disclosure Schedule, Purchaser shall have repaid such loans in full; and

         (j) The Section 5.12 Agreements shall have been executed and delivered.

                                   ARTICLE VII
                                   TERMINATION

         7.1 GROUNDS FOR TERMINATION. This Agreement may be terminated at any time prior to the Closing Date:

         (a) By the written agreement of each of Purchaser and Seller;

         (b) By Seller (provided that Seller is not then in material breach of any representation, warranty, covenant or other agreement contained herein), upon a material breach of any representation, warranty, covenant or agreement on the part of Purchaser set forth in this Agreement, or if any representation or warranty of Purchaser shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b), as the case may be, would be incapable of being satisfied by March 31, 2004;

         (c) By Purchaser (provided that Purchaser is not then in material breach of any representation, warranty, covenant or other agreement contained herein), upon a material breach of any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement, or if any representation or warranty of the Seller shall have become untrue, in either case such that the conditions set forth in Section 6.1(a) or Section 6.1(b), as the case may be, would be incapable of being satisfied by March 31, 2004;

         (d) By either Purchaser or Seller if any permanent injunction or Proceeding by any Governmental Authority of competent jurisdiction enjoining, denying approval of or otherwise prohibiting consummation of any of the transactions contemplated by the Agreement becomes final and nonappealable;

         (e) By either Purchaser or Seller if the Closing shall not have occurred on or prior to March 31, 2004, unless the failure to consummate the transactions contemplated hereby is the result of a breach of covenant set forth in this Agreement or a material breach of any representation or warranty set forth in this Agreement by the party seeking to terminate this Agreement; or

         (f) By either Purchaser or Seller subsequent to October 12, 2003, if the Section 5.12 Agreements have not been executed and delivered on or prior to the date of termination.

         7.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Seller, the Company or Purchaser or their respective officers or directors, except as set forth in Section 4.2, Section 5.6, Section 5.7, Section 7.3, and Article VIII which shall survive termination and except that such termination shall not relieve a party from liability as a result of the willful breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

         7.3 TERMINATION FEE. Purchaser shall pay to Seller by wire transfer Three Million Dollars ($3,000,000) (the "TERMINATION FEE") if this Agreement is terminated by Purchaser or Seller pursuant to Section 7.1(e) and at the time of such termination the conditions specified in

Section 6.1(k) to the obligations of Purchaser shall not have been satisfied or waived. In the event that (i) this Agreement is terminated in the circumstances described in this Section 7.3 and (ii) Purchaser is not otherwise in willful breach of any provision of this Agreement at the time of such termination, the Termination Fee shall be Seller's sole remedy under this Agreement. The parties agree that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement. If Purchaser fails to pay to Seller the Termination Fee promptly after it becomes payable, Purchaser shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Bank of America from the date such fee was first due.

                                  ARTICLE VIII
                                  MISCELLANEOUS

         8.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made by either party pursuant to this Agreement shall survive and continue in full force and effect until March 31, 2005, except that the representations and warranties in Section 2.9 (Taxes and Tax Returns) and 2.14 (Environmental Matters) shall survive until the expiration of the applicable statute of limitations with respect thereto, and the representations and warranties in 2.2 (Authority; Enforceability) and 2.3 (Ownership of Capital Stock) shall survive indefinitely. Any claim for a breach of a representation and warranty must be asserted in writing by the expiration date for such representation and warranty set forth in this Section 8.1 (the "EXPIRATION DATE"). None of such representations and warranties shall survive the termination of this Agreement pursuant to Section 7.1. Each party hereto shall be entitled to rely on any such representation or warranty regardless of any inquiry or investigation made by or on behalf of such party. Notwithstanding the foregoing, any representation or warranty in respect of which indemnity may be sought hereunder shall survive the time at which it would otherwise terminate pursuant to this Section 8.1 if notice of the breach thereof shall have been given to the party against whom such indemnity may be sought prior to the Expiration Date of the applicable survival period. Knowledge of any breach by the non-breaching party shall not be a defense against, or otherwise effect, the breaching party's indemnification obligations hereunder. The covenants and agreements of each party pursuant to this Agreement shall survive the Closing indefinitely unless a shorter period of performance is specified with respect to such covenant or agreement.

         8.2 COSTS AND EXPENSES. Whether or not the transactions contemplated by this Agreement are consummated, each of the parties to this Agreement shall bear its own expenses incurred in connection with the negotiation, preparation, execution and closing of this Agreement and the transactions provided for hereby, except as otherwise provided in Section 5.6.

         8.3 NOTICES. All notices or other communications required or permitted by this Agreement shall be effective upon receipt and shall be in writing and delivered personally or by overnight courier, or sent by facsimile, as follows:

         If to Purchaser, to:

                  Scientific Games Corporation
                  750 Lexington Avenue
                  25th Floor
                  New York, New York  10022
                  Attn:  Martin E. Schloss
                  Fax:   (212) 754-2372

   with copies to:

                  Scientific Games International, Inc.
                  1500 Bluegrass Lakes Parkway
                  Alpharetta, Georgia  30004
                  Attn:  C. Gray Bethea, Jr.
                  Fax:   (678) 297-5118

   and to:

                  Kramer Levin Naftalis & Frankel LLP
                  919 Third Avenue
                  New York, New York  10022
                  Attn:  Peter G. Smith
                  Fax:   (212) 715-8000


         If to Seller, to:

                  International Game Technology
                  9295 Prototype Drive
                  Reno, Nevada 89521
                  Attn:  Sara Beth Brown
                         General Counsel
                  Fax:   (775) 448- 0120

         with a copy to:

                  O'Melveny & Myers LLP
                  114 Pacifica, Suite 100
                  Irvine, California 92618
                  Attn:  J. Jay Herron
                  Fax:   (949) 737-2300

or to such other address as hereafter shall be furnished as provided in this
Section 8.3 by any of the parties hereto to the other parties hereto.

         8.4 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument.

         8.5 ENTIRE AGREEMENT. This Agreement (including the Seller Disclosure Schedule, the Purchaser Disclosure Schedule, the License Agreement and the Confidentiality Agreement) sets forth the entire understanding and agreement between the parties as to the matters covered herein and supersedes and replaces any prior understanding, agreement or statement of intent, in each case, written or oral, of any and every nature with respect thereto. Purchaser acknowledges hereby that it has conducted its own independent review and analysis of the Company and its business and that it has been provided access to the properties, records and personnel of the Company for this purpose. In entering into this Agreement, Purchaser has relied solely upon its own investigation and analysis and the representations and warranties set forth in this Agreement and acknowledges that neither Seller nor any of its affiliates, directors, officers, employees, agents, representatives or advisors makes any representation or warranty, either express or implied, as to the accuracy or completeness of (and agrees that none of such persons shall have any liability or responsibility to it in respect of) any of the information provided or made available to Purchaser or its agents or representatives, except as and only to the extent expressly provided for in this Agreement.

         8.6 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS BY THE LAWS OF THE STATE OF NEW YORK, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

         8.7 NO THIRD PARTY RIGHTS; ASSIGNMENT. This Agreement is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and shall not be assignable without the prior written consent of the other parties; provided, however, that Purchaser may assign any of its rights hereunder without the written consent of the other parties to one or more Affiliates of Purchaser that assume the obligations of Purchaser hereunder pursuant to a written assumption agreement in form and substance reasonably satisfactory to Seller, but no such assignment shall relieve Purchaser of any such obligations. Any attempted assignment in violation of this Section 8.7 shall be null, void and of no force or effect whatsoever.

         8.8 WAIVERS AND AMENDMENTS. No modification of or amendment to this Agreement shall be valid unless in a writing signed by the parties hereto referring specifically to this Agreement and stating the parties' intention to modify or amend the same. No waiver by any party of any term, provision, condition, covenant, agreement, representation or warranty contained in this Agreement (or any breach thereof) shall be effective unless it is in writing executed by the parties hereto. No waiver shall be deemed or construed as a further or continuing waiver of any such term, provision, condition, covenant, agreement, representation or warranty (or breach thereof) on any other occasion or as a waiver of any other term, provision, condition, covenant, agreement, representation or warranty (or of the breach of any other term, provision, condition, covenant, agreement, representation or warranty) contained in this Agreement on the same or any other occasion.

         8.9 INTERPRETATION. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" and "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

         8.10 AGREEMENT TO INDEMNIFY.

         (a) Subject to the terms and conditions of Sections 8.10, 8.11 and 8.12, Seller hereby agrees to indemnify, defend and hold harmless Purchaser and any parent, subsidiary or Affiliate of any thereof and their respective officers, directors, employees, agents and representatives and persons claiming by and through any of them, and their respective heirs, personal representatives, legatees, successors and assigns (the "PURCHASER GROUP"), for, from and against all demands, claims, actions, causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties and reasonable attorneys' fees and expenses (collectively, "DAMAGES"), directly or indirectly asserted against, resulting to, imposed upon or incurred by the Purchaser Group or any member thereof, at any time after the Closing Date and prior to the Expiration Date, by reason of or resulting from
(i) any breach of any representation or warranty of Seller contained in or made pursuant to this Agreement or any other agreement or document executed or delivered in connection herewith or (ii) a failure by the Company (prior to the Closing Date) or Seller to perform or comply with any covenant or agreement of Seller or the Company contained herein (collectively, "PURCHASER Claims"); provided, however, that the Purchaser Group shall be entitled to indemnification hereunder only when the aggregate of all such Purchaser Claims exceeds $250,000 (the "SELLER INDEMNIFICATION DEDUCTIBLE"), and then only for the amount of such excess. In no event shall the Purchaser Group be entitled to indemnification hereunder for an amount, in the aggregate, in excess of $15,000,000 (the "SELLER INDEMNIFICATION CAP").

         (b) Subject to the terms and conditions of Sections 8.10, 8.11 and 8.12, Purchaser hereby agrees to indemnify, defend and hold harmless Seller and any parent, subsidiary or Affiliate of any thereof and their respective officers, directors, employees, agents and representatives and persons claiming by and through any of them, and their respective heirs, personal representatives, legatees, successors and assigns (the "SELLER GROUP"), from and against all Damages, directly or indirectly asserted against, resulting to, imposed upon or incurred by the Seller Group or any member thereof, at any time after the Closing Date and prior to the Expiration Date, by reason of or resulting from (i) any breach of any representation or warranty of Purchaser contained in or made pursuant to this Agreement or any other agreement or document executed or delivered in connection herewith or (ii) a failure by Purchaser or the Company (after the Closing Date) to perform or comply with any covenant or agreement of Purchaser or the Company contained herein (collectively, "SELLER CLAIMS," and, together with Purchaser Claims, "CLAIMS"); provided, however, that the Seller Group shall be entitled to indemnification hereunder only when the aggregate of all such Seller Claims exceeds $250,000 (the "PURCHASER INDEMNIFICATION DEDUCTIBLE"), and then only for the amount of such excess. In no event shall the Seller Group be entitled to indemnification hereunder for an amount, in the aggregate, in excess of $15,000,000 (the "PURCHASER INDEMNIFICATION CAP").

         8.11 CONDITIONS OF INDEMNIFICATION.

         (a) ASSUMPTION OF DEFENSE. An indemnified party shall promptly give notice to each indemnifying party after obtaining knowledge of any matter as to which recovery may be sought against such indemnifying party because of the indemnity set forth above; provided, however, that failure promptly to give any such notice shall not affect the indemnification provided under Section 8.10, except to the extent such indemnifying party shall have been actually and materially prejudiced as a result of such failure. If such indemnity claim shall arise from an action or claim of a third party, the indemnifying party shall be entitled to assume the defense of any such claim or any proceeding resulting from such claim; provided that the indemnifying party has acknowledged in writing to the indemnified party that it will be obligated to indemnify the indemnified party with respect to such claim in accordance with this Agreement. If an indemnifying party assumes the defense of such third-party claim, such indemnifying party shall have full and complete control over the conduct of such proceeding on behalf of the indemnified party and shall, subject to the provisions of this Section 8.11, have the right to decide all matters of procedure, strategy, substance and settlement relating to such proceeding; provided, however, that any counsel chosen by such indemnifying party to conduct such defense shall be reasonably satisfactory to the indemnified party. The indemnified party may participate in such proceeding and retain separate co-counsel at its sole cost and expense; provided that if the named parties to the action or proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and the indemnified party has been advised in writing by counsel that there may be one or more legal defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, then the indemnified party will be entitled to separate counsel of its own choosing, at the reasonable expense of indemnified party. The indemnifying party will not without the written consent of the indemnified party, such consent not to be unreasonably withheld or delayed, consent to the entry of any judgment or enter into any settlement with respect to the matter which does not include a provision whereby the plaintiff or the claimant in the matter releases the indemnified party from all liability with respect thereto. Failure by an indemnifying party to notify the indemnified party of its election to defend any such claim or proceeding by a third party within thirty (30) days after notice thereof shall have been given to such indemnifying party by the indemnified party shall be deemed a waiver by such indemnifying party of its right to defend such claim or action.

         (b) NON-ASSUMPTION OF DEFENSE. If no indemnifying party elects to assume the defense of any such third-party claim or proceeding resulting therefrom within thirty (30) days after notice thereof, the indemnified party (upon delivering notice to the indemnifying party) shall have the right to undertake the defense of such claim or litigation in such manner as it may deem appropriate and, in such event, subject to Section 8.10, the indemnifying party or parties shall be entitled to be reimbursed by the indemnified party for all reasonable out-of-pocket costs and expenses, legal or otherwise, incurred by the indemnified party and its Affiliates in connection with the defense against such claim or proceeding if and when the indemnified party or parties are finally determined to be entitled to indemnification for such claim under this Agreement. Any counsel chosen by such indemnified party to conduct such defense shall be reasonably satisfactory to the indemnifying party or parties, and only one counsel shall be retained to represent all indemnified parties in an action (except that if litigation is pending in more than one jurisdiction with respect to an action, one such counsel may be retained in each jurisdiction in which such litigation is pending and except if representation of all indemnified parties by the same counsel would create a conflict). The indemnified party may participate in such proceeding and retain separate co-counsel at its sole cost and expense. No indemnified party shall settle or compromise any such claim without the written consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed.

         (c) INDEMNIFIED PARTY'S COOPERATION AS TO PROCEEDINGS. The indemnified party will cooperate in all reasonable respects with any indemnifying party and its representatives (including its attorneys) in the conduct of any proceeding as to which such indemnifying party assumes the defense. The parties will cooperate with each other in any notifications to insurers.

         (d) CERTAIN CLAIMS. Anything in this Section 8.11 to the contrary notwithstanding, (i) if there is a reasonable probability that a Claim may materially and adversely affect an indemnified party other than as a result of money damages or other money payments, such indemnified party shall have the right to defend, at its own cost and expense, and to compromise or settle such Claim with the consent of the indemnifying party, and (ii) the indemnifying party shall not, without the written consent of the indemnified party, settle or compromise any Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnified party of a release from all liability in respect of such Claim.

         8.12 AMOUNT OF INDEMNIFICATION. In addition to the limitations set forth in Section 8.10 and 8.11 above, any indemnification hereunder shall be calculated after deduction of or for (i) amounts actually paid to the indemnified party or, if such indemnified party is Purchaser, to the Company, under any insurance policies in respect of the Damages, net of any costs incurred by the indemnified party to obtain such amount or as a result of receiving such amount; and (ii) any net tax benefit to the indemnified party, or in the event the indemnified party is the Company, the Company, to the extent actually realized by such party as a direct result of such Damages, net of any tax costs incurred by the indemnified party or the Company as the result of the receipt of indemnification payments hereunder, including the present value, determined by discounting at the applicable federal rate, of the costs arising from a reduction in the tax basis of the assets.

         8.13 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

         8.14 FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

                         [SIGNATURES ON FOLLOWING PAGE.]

         IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first written above.

                                 "SELLER"

                                 POWERHOUSE TECHNOLOGIES, INC.



                                 By:
                                      -----------------------------------
                                      Name:
                                      Title:



                                 "COMPANY"

                                 IGT ONLINE ENTERTAINMENT SYSTEMS, INC.


                                 By:
                                      -----------------------------------
                                      Name:
                                      Title:



                                 "PURCHASER"

                                 SCIENTIFIC GAMES CORPORATION


                                 By:
                                      -----------------------------------
                                      Name:
                                      Title:

                                    EXHIBIT A

                                FORM OF GUARANTY

         The undersigned is delivering this Guaranty in accordance with the provisions of Section 6.1(i) of that certain Stock Purchase Agreement, dated as of September 11, 2003 (the "PURCHASE AGREEMENT"), by and among POWERHOUSE TECHNOLOGIES, INC. (the "Seller"), IGT ONLINE ENTERTAINMENT SYSTEMS, INC. (the "COMPANY") and SCIENTIFIC GAMES CORPORATION (the "PURCHASER"). The undersigned hereby unconditionally and irrevocably guarantees the payment of all obligations of Seller to Purchaser under Sections 1.4, 5.3(a) and 8.10 of the Purchase Agreement. This Guaranty is a guaranty of payment and performance and not of collection. Upon any default by Seller in its payment obligations to Purchaser under Sections 1.4, 5.3(a) and 8.10 of the Purchase Agreement, Purchaser may proceed directly and at once against the undersigned guarantor to collect and recover the full amount due under Sections 1.4, 5.3(a) and 8.10 of the Purchase Agreement, or any portion thereof, without proceeding first against Seller. The undersigned hereby waives and agrees not to assert or to take advantage of (a) any right to require Purchaser to proceed against Seller or any other person or to proceed against or exhaust any security held by it or to pursue any other remedy in its power before proceeding against the undersigned guarantor; (b) any defense that may arise by reason of the failure of Purchaser to file or enforce a claim against Seller (either in administration, bankruptcy or any other proceedings); (c) any requirement for demand, protest or notice of any kind; or
(d) any defense based upon an election of remedies by Purchaser which destroys or impairs the subrogation rights of the undersigned or the right of the undersigned to proceed against Seller for reimbursement. Without limiting the generality of the foregoing, the undersigned expressly waives, to the extent permitted by law, any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of this Guaranty.

         This Guaranty shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

         EXECUTED as of the ___ day of ________, 200[3].


                          INTERNATIONAL GAME TECHNOLOGY


                                     By:______________________________________

                                     Title:___________________________________